UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Becton, Dickinson and Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Becton, Dickinson and Company
1 Becton Drive
Franklin Lakes, New Jersey 07417-1880
www.bd.com

December 22, 2010

Dear Fellow Shareholders:

You are cordially invited to attend the 2011 Annual Meeting of Shareholders of Becton, Dickinson and Company (“BD”) to be held at 1:00 p.m. EST on Tuesday, February 1, 2011 at The Hilton Short Hills, 41 John F. Kennedy Parkway, Short Hills, New Jersey. You will find directions to the meeting on the back cover of the accompanying proxy statement.

The notice of meeting and proxy statement describe the matters to be acted upon at the meeting. We also will report on matters of interest to BD shareholders.

Your vote is important. Whether or not you plan to attend the Annual Meeting in person, we encourage you to vote so that your shares will be represented and voted at the meeting. You may vote by proxy on the internet or by telephone, or by completing and mailing the enclosed proxy card in the return envelope provided. You may also vote in person at the Annual Meeting.

Thank you for your continued support of BD.

Sincerely,

Edward J. Ludwig
Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Becton, Dickinson and Company
1 Becton Drive
Franklin Lakes, New Jersey 07417-1880

December 22, 2010

The 2011 Annual Meeting of Shareholders of Becton, Dickinson and Company (“BD”) will be held as follows:

DATE:	Tuesday, February 1, 2011
TIME:	1:00 p.m. EST
LOCATION:	Hilton Short Hills 41 John F. Kennedy Parkway Short Hills, New Jersey
PURPOSE:	To consider and act upon the following proposals:
	1.	The election as directors of the fourteen nominees named in the attached proxy statement for a one-year term;
	2.	The ratification of the selection of the independent registered public accounting firm;
	3.	An advisory vote on executive compensation;
	4.	An advisory vote on the frequency of executive compensation advisory votes;
	5.	A shareholder proposal relating to special shareholder meetings;
	6.	A shareholder proposal relating to cumulative voting; and
	7.	Such other business as may properly come before the meeting.

Shares represented by properly executed proxies will be voted in accordance with the instructions specified therein. Shares represented by proxies that are not limited to the contrary will be voted in accordance with the recommendations of the Board of Directors set forth in this proxy statement, except that if no instructions are provided on Proposal 4, your shares will be voted as abstentions.

Important Notice Regarding the Availability of Proxy Materials for the 2011 Annual Meeting of Shareholders to be held on February 1, 2011. BD’s proxy statement and 2010 Annual Report, which includes consolidated financial statements, are available at www.bd.com/investors/.

Shareholders of record at the close of business on December 10, 2010 will be entitled to attend and vote at the meeting.

By order of the Board of Directors,

Dean J. Paranicas
Vice President, Corporate Secretary and Public Policy

It is important that your shares be represented and voted,
whether or not you plan to attend the meeting.
YOU CAN VOTE BY PROXY OR SUBMIT VOTING INSTRUCTIONS IN
ONE OF THREE WAYS:

1.	VIA THE INTERNET: Visit the website noted on your proxy/voting instruction card.

2.	BY TELEPHONE: Use the toll-free telephone number noted on your proxy/voting instruction card.

3.	BY MAIL: Promptly return your signed and dated proxy/voting instruction card in the enclosed envelope.

PROXY STATEMENT

2011 ANNUAL MEETING OF SHAREHOLDERS
Tuesday, February 1, 2011

BECTON, DICKINSON AND COMPANY
1 Becton Drive
Franklin Lakes, New Jersey 07417-1880

GENERAL INFORMATION

Proxy Solicitation

These proxy materials are being mailed or otherwise sent to shareholders of Becton, Dickinson and Company (“BD”) on or about December 22, 2010 in connection with the solicitation of proxies by the Board of Directors for BD’s Annual Meeting of Shareholders (the “2011 Annual Meeting”) to be held at 1:00 p.m. EST on Tuesday, February 1, 2011 at the Hilton Short Hills, 41 John F. Kennedy Parkway, Short Hills, New Jersey. Important Notice Regarding the Availability of Proxy Materials for the 2011 Annual Meeting of Shareholders to be held on February 1, 2011. This proxy statement and BD’s 2010 Annual Report (the “2010 Annual Report”) are also available at www.bd.com/investors/.

Directors, officers and other BD associates also may solicit proxies by telephone or otherwise. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses. BD has retained MacKenzie Partners, Inc. to assist in soliciting proxies for a fee not to exceed $25,000 plus expenses. The cost of soliciting proxies will be borne by BD.

Shareholders Entitled to Vote; Attendance at the Meeting

Shareholders of record at the close of business on December 10, 2010 are entitled to notice of, and to vote at, the meeting. As of such date, there were 226,252,937 shares of BD common stock outstanding, each entitled to one vote.

If your shares are held in the name of a bank, broker or other holder of record (also known as “street name”) and you wish to attend the meeting, you must present proof of ownership as of the record date, such as a current bank or brokerage account statement, to be admitted. BD also may request appropriate identification as a condition of admission.

Quorum; Required Vote

The holders of a majority of the shares entitled to vote at the meeting must be present in person or represented by proxy to constitute a quorum. Abstentions and shares that brokers do not have the authority to vote in the absence of timely instructions from the beneficial owners (“broker non-votes”) are treated as present for the purposes of determining a quorum.

Directors are elected by a plurality of the votes cast at the meeting (Proposal 1). Under New Jersey law, abstentions and broker non-votes will not be counted as votes cast, and, accordingly, will have no effect on the outcome of the vote for directors. Under BD’s Corporate Governance Principles (the “Principles”), any nominee for director who receives a greater number of “withhold” votes than “for” votes is required to offer to submit his or her resignation from the Board following the shareholder vote. The Board will consider what action is to be taken with respect to the same. We will publicly disclose the Board’s decision. A more detailed description of these procedures is contained on page 20 under the heading “Corporate Governance—Significant Governance Practices—Voting for Directors” and in the Principles, which are available on BD’s website at www.bd.com/investors/corporate_governance/. Printed copies of the Principles may be obtained, without charge, by contacting the Corporate Secretary, BD, 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880, phone 1-201-847-6800.

Approval of Proposals 2, 3, 5 and 6 requires the affirmative vote of a majority of the votes cast at the meeting. There is no minimum requisite affirmative vote under New Jersey law for Proposal 4. Abstentions and broker non-votes will not be counted as votes cast, and, accordingly, will not affect the outcome of these votes. Proposal 2 is a

“discretionary item” and New York Stock Exchange (“NYSE”) member brokers that do not receive instructions on how to vote may cast those votes in their discretion.

How to Vote

Shareholders of record may attend and cast their votes at the meeting. In addition, shareholders of record may cast their vote by proxy, and participants in the BD plans described below may submit their voting instructions, by:

(1) using the internet and voting at the website listed on the enclosed proxy/voting instruction card (the “proxy card”);

(2) using the toll-free telephone number listed on the enclosed proxy card; or

(3) signing, completing and returning the enclosed proxy card in the enclosed postage-paid envelope.

Votes cast through the internet and telephone votes are authenticated by use of a personal identification number. This procedure allows shareholders to appoint a proxy, and the various plan participants to provide voting instructions, and to confirm that their actions have been properly recorded. Specific instructions to be followed are set forth on the enclosed proxy card. If you vote through the internet or by telephone, you do not need to return your proxy card. In order to be timely processed, voting instructions submitted by participants in BD’s Global Share Investment Program (“GSIP”) must be received by 12:00 p.m. EST on January 26, 2011, and voting instructions submitted by participants in all other BD plans must be received by 12:00 p.m. EST on January 28, 2011. All proxies submitted by record holders through the internet or by telephone must be received by 11:00 a.m. EST on February 1, 2011.

If you are the beneficial owner of shares held in “street name,” you have the right to direct your bank, broker or other nominee on how to vote your shares by using the voting instruction form provided to you by them, or by following their instructions for voting through the internet or by telephone. In the alternative, you may vote in person at the meeting if you obtain a valid proxy from your bank, broker or other nominee and present it at the meeting.

Shares represented by properly executed proxies will be voted in accordance with the instructions specified therein. Shares represented by proxies that are not limited to the contrary will be voted in accordance with the recommendations of the Board of Directors set forth in this proxy statement, except that if no instructions are provided on Proposal 4, your shares will be voted as abstentions.

Savings Incentive Plan (SIP)

Participants in SIP may instruct the SIP trustee how to vote all shares of BD common stock allocated to their SIP accounts. The SIP trustee will vote the SIP shares for which it has not received instructions in the same proportion as the SIP shares for which it has received instructions.

Participants in Other Plans

Participants in the Savings Incentive Plan of Med-Safe Systems, Inc., a wholly-owned subsidiary of BD (the “Med-Safe Plan”), may instruct the Med-Safe Plan’s trustee how to vote all shares of BD common stock allocated to their accounts. The Med-Safe Plan’s trustee will vote shares for which it has not received instructions in the same proportion as the shares for which it has received instructions.

Participants in BD’s Deferred Compensation and Retirement Benefit Restoration Plan (“DCP”), the 1996 Directors’ Deferral Plan (“DDP”), and GSIP (if so provided under the terms of the local country GSIP plan) may provide voting instructions for all shares of BD common stock allocated to that person’s plan account. Trustees of DCP, DDP and GSIP will vote the plan shares for which they have not received instructions in the same proportion as the plan shares for which they have received instructions.

Proxies representing shares of BD common stock held of record also will serve as proxies for shares held under the Direct Stock Purchase Plan sponsored and administered by Computershare Trust Company, N.A. and any shares of BD common stock allocated to participants’ accounts under the plans mentioned above, if the registrations are the same. Separate mailings will be made for shares not held under the same registrations.

Revocation of Proxies or Change of Instructions

A proxy given by a shareholder of record may be revoked at any time before it is voted by sending written notice of revocation to the Corporate Secretary of BD at the address set forth above, by delivering a proxy (by one of the methods described above under the heading “How to Vote”) bearing a later date, or by voting in person at the meeting. Participants in the plans described above may change their voting instructions by delivering new voting instructions by one of the methods described above under the heading “How to Vote.”

If you are the beneficial owner of shares held in “street name,” you may submit new voting instructions in the manner provided by your bank or broker or other nominee, or you may vote in person at the 2011 Annual Meeting in the manner described above under the heading “How to Vote.”

Other Matters

The Board of Directors is not aware of any matters to be presented at the meeting other than those set forth in the accompanying notice. If any other matters properly come before the meeting, the persons named in the proxy card will vote on such matters in accordance with their best judgment.

Multiple BD shareholders who share an address may receive only one copy of this proxy statement and the 2010 Annual Report from their bank, broker or other nominee, unless contrary instructions are received. We will deliver promptly a separate copy of this proxy statement and the 2010 Annual Report to any BD shareholder who resides at a shared address and to which a single copy of the documents was delivered, if the shareholder makes a request by contacting the Corporate Secretary, BD, 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880, phone 1-201-847-6800. Beneficial owners sharing an address who are receiving multiple copies of this proxy statement and the 2010 Annual Report and who wish to receive a single copy in the future will need to contact their bank, broker or other nominee.

OWNERSHIP OF BD COMMON STOCK

Securities Owned by Certain Beneficial Owners

The following table sets forth as of September 30, 2010, information concerning those persons known to BD to be the beneficial owner of more than 5% of BD’s outstanding common stock. This information is as reported by such persons in their Schedule 13G filings with the Securities and Exchange Commission (“SEC”).

	Amount and
	Nature of
Name and Address of Beneficial Owner	Beneficial Ownership	Percent of Class

State Street Corporation State Street Bank and Trust Company, Trustee State Street Financial Center One Lincoln Street Boston, MA 02111	13,224,021(1)	5.6%

(1)	The owner has shared investment power and shared voting power with respect to all of these shares.

Securities Owned by Directors and Management

The following table sets forth as of November 30, 2010 information concerning the beneficial ownership of BD common stock by (i) each director, (ii) the executive officers named in the Summary Compensation Table on page 37, and (iii) all BD directors and executive officers as a group. In general, “beneficial ownership” includes those shares that a director or executive officer has the power to vote or transfer, including shares that may be acquired under outstanding equity compensation awards or otherwise within 60 days of such date.

No individual director or executive officer owns more than 1% of the outstanding BD common stock. Together, the directors and executive officers, as a group, owned approximately 1.1% of the outstanding BD common stock as of November 30, 2010. Except as indicated in the footnotes to the table, each person has the sole power to vote and transfer the shares he or she beneficially owns.

BD COMMON STOCK

	Amount and Nature of
	Beneficial Ownership
	Shares Owned	Shares That May Be
	Directly and	Acquired within	Total Shares	Percentage of
Name	Indirectly (1)	60 days (2)	Beneficially Owned	Class

Basil L. Anderson	5,857	12,856	18,713	*
Henry P. Becton, Jr. (3)	267,626	22,629	290,255	*
Gary M. Cohen	89,584	98,238	187,822	*
Edward F. DeGraan	8,942	16,460	25,402	*
David V. Elkins	0	8,211	8,211	*
Vincent A. Forlenza	70,359	225,834	296,193	*
Claire M. Fraser-Liggett	0	7,371	7,371	*
Christopher Jones	264	1,147	1,411	*
William A. Kozy	62,102	169,540	231,642	*
Marshall O. Larsen	1,689	5,709	7,398	*
Edward J. Ludwig	254,539	758,015	1,012,554	*
Adel A.F. Mahmoud	112	7,371	7,483	*
Gary A. Mecklenburg	3,220	12,856	16,076	*
Cathy E. Minehan	4,000	5,709	9,709	*
James F. Orr	11,645	16,460	28,105	*
Willard J. Overlock, Jr.	38,794	21,568	60,362	*
Bertram L. Scott	8,404	19,241	27,645	*
Alfred Sommer	12,655	16,460	29,115	*
Directors and executive officers as a group (23 persons)	901,728	1,664,894	2,566,622	1.1%

*	Represents less than 1% of the outstanding BD common stock.

(1)	Includes shares held directly, and, with respect to executive officers, indirect interests in BD common stock held under the SIP and the DCP, and, with respect to the non-management directors, indirect interests in BD common stock held under the DDP. Additional information on certain of these plans appears on pages 5-6.

(2)	Includes shares under outstanding stock options or stock appreciation rights that are exercisable or become exercisable within 60 days. Also includes, with respect to those executive officers who are retirement-eligible (including Messrs. Ludwig, Forlenza and Kozy), (i) unvested stock appreciation rights that become vested upon retirement, and (ii) shares issuable under restricted stock units upon retirement (with performance-based units being included at their target payout amounts). Also includes, with respect to each non-management director, shares issuable under restricted stock units upon the director’s termination of service on the Board, as more fully described in “Non-Management Directors’ Compensation—Equity Compensation” on page 14.

(3)	Includes 236,594 shares held by trusts of which Mr. Becton is a co-trustee with shared investment and voting power or held by a limited liability company owned by one of such trusts. Does not include 37,166 shares owned by Mr. Becton’s spouse, or 108,712 shares held in trusts for the benefit of his children, and as to each of which he disclaims beneficial ownership.

Equity Compensation Plan Information

The following table provides certain information as of September 30, 2010 regarding BD’s equity compensation plans.

			(c)
	(a)	(b)	Number of securities
	Number of securities	Weighted-average	remaining available for
	to be issued upon	exercise price of	future issuance under
	exercise of	outstanding	equity compensation plans
	outstanding options,	options, warrants	(excluding securities
Plan Category	warrants and rights	and rights(1)	reflected in column (a))

Equity compensation plans approved by security holders	17,348,842 (2)	$55.74	10,633,962 (3)
Equity compensation plans not approved by security holders	2,237,931 (4)	$34.95	0 (5)

Total	19,586,773	$55.70	10,633,962

(1)	Shares issuable pursuant to outstanding awards of Performance Units and other restricted stock units under the BD 2004 Employee and Director Equity-Based Compensation Plan (the “2004 Plan”) and the BD Stock Award Plan, as well as shares issuable under BD’s 1996 Directors’ Deferral Plan, Deferred Compensation and Retirement Benefit Restoration Plan and Global Share Investment Program (“GSIP”), are not included in the calculation of weighted-average exercise price, as there is no exercise price for these shares.

(2)	Includes (i) 14,062,907 shares issuable under outstanding stock options and stock appreciation rights and (ii) 3,285,935 shares distributable under Performance Unit awards and other restricted stock unit awards granted under the 2004 Plan and Stock Award Plan (with Performance Unit awards listed at target payout amounts).

(3)	Includes 10,421,478 shares available for issuance under the 2004 Plan, and 212,484 shares available for issuance under the 1994 Restricted Stock Plan for Non-Employee Directors.

(4)	Includes 29,396 shares issuable pursuant to outstanding stock options granted under BD’s Non-Employee Directors 2000 Stock Option Plan. Also includes 92,835 shares issuable under BD’s 1996 Directors’ Deferral Plan, 516,253 shares issuable under BD’s Deferred Compensation and Retirement Benefit Restoration Plan, and 1,599,447 shares issuable under the GSIP, based on participant account balances as of September 30, 2010.

(5)	Does not include shares issuable under the 1996 Directors’ Deferral Plan, the Deferred Compensation and Retirement Benefit Restoration Plan or the GSIP. There are no limits on the number of shares issuable under these plans, and the number of shares that may become issuable will depend on future elections made by plan participants.

Deferred Compensation and Retirement Benefit Restoration Plan. Information regarding the Deferred Compensation and Retirement Benefit Restoration Plan can be found beginning on page 45 of this proxy statement. The shares held in the plan as of September 30, 2010 include 141,718 shares acquired by participants through cash deferrals and 374,535 shares deferred under participants’ equity compensation awards. In the event a participant elects to have cash compensation deferred in a BD common stock account, the participant’s account is credited with a number of shares based on the prevailing market price of the BD common stock. The cash deferred by the participant is used to purchase the shares of BD common stock on the open market, which are then held in a trust.

Global Share Investment Program. BD maintains a Global Share Investment Program (“GSIP”) for its non-U.S. employees in certain jurisdictions outside of the U.S. The purpose of the GSIP is to provide non-U.S. employees with a means of saving on a regular and long-term basis and acquiring a beneficial interest in BD common stock. Participants may contribute a portion of their base pay, through payroll deductions, to the GSIP for their account. BD provides matching funds of up to 3% of the participant’s base pay through contributions to the participant’s plan account. Contributions to the GSIP are used to purchase shares of BD common stock on the open market, which are then held in a trust.

A participant may withdraw the vested portion of the participant’s account, although such withdrawals must be in the form of a cash payment if the participant is employed by BD at the time of withdrawal. Following termination of service, withdrawals will be paid in either cash or shares, at the election of the participant.

Non-Employee Directors 2000 Stock Option Plan. Non-management directors formerly received grants of non-qualified stock options under the Non-Employee Directors 2000 Stock Option Plan (the “Directors Stock Option Plan”), which provided for the granting of non-qualified stock options at each Annual Meeting to each non-management director elected at or continuing to serve after such meeting. Options are no longer granted under the Directors Stock Option Plan. The exercise price of stock options granted under the Directors Stock Option Plan was the fair market value of the BD common stock on the date of grant. Each option granted under the Directors Stock Option Plan has a term of 10 years from its date of grant. The options granted under the Directors Stock Option Plan have vesting periods of three to four years, depending on the year of grant.

1996 Directors’ Deferral Plan. The 1996 Directors’ Deferral Plan (the “Directors’ Deferral Plan”) allows non-management directors to defer receipt, in an unfunded cash account or a BD common stock account, of all or part of their annual retainer and other cash fees. In the event a director elects to have fees deferred in a BD common stock account, the director’s account is credited with a number of shares based on the prevailing market price of the BD common stock on the due date of such payment. The cash fees deferred by the director are used to purchase the shares of BD common stock on the open market, which are then held in a trust. Directors may also defer receipt of restricted stock units under the plan. The number of shares credited to the BD common stock accounts of participants is adjusted periodically to reflect the payment and reinvestment of dividends on the common stock. Participants may elect to have amounts held in a cash account converted into a BD common stock account. The Directors’ Deferral Plan is not qualified, and participants have an unsecured contractual commitment of BD to pay the amounts due under the Directors’ Deferral Plan. When such payments are due, the cash and/or common stock will be distributed from BD’s general assets.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires BD’s directors and executive officers to file initial reports of their ownership of BD’s equity securities and reports of changes in such ownership with the SEC and the NYSE. Directors and executive officers are required by SEC regulations to furnish BD with copies of all Section 16(a) forms they file with respect to BD securities. Based solely on a review of copies of such forms and written representations from BD’s directors and executive officers, BD believes that, for the period from October 1, 2009 through September 30, 2010, all of its directors and executive officers were in compliance with the disclosure requirements of Section 16(a), except that reports for one transaction by each of Marshall O. Larsen and Scott P. Bruder, and a report for two transactions by Willard J. Overlock, Jr., were inadvertently filed late.

THE BOARD RECOMMENDS A VOTE FOR EACH OF THE
NOMINEES NAMED IN PROPOSAL 1.

Proposal 1.    ELECTION OF DIRECTORS

All members of our Board are nominated for election to serve a term of one year and until their successors have been elected and qualified. All of the nominees for election have consented to being named in this proxy statement and to serve if elected. Presented below is biographical information for each of the nominees.

BD directors have backgrounds that represent a rich portfolio that ably serves BD’s governance and strategic needs, and reflects the Board’s continuing objective to achieve a diversity of viewpoint, experience, background, knowledge, geography, ethnicity and gender. As more fully discussed under “Director Nomination Process” below, director nominees are considered on the basis of a range of criteria, including their broad-based business knowledge and background, prominence and excellent reputations in their primary fields of endeavor, together with a global business perspective and commitment to strong corporate citizenship. They must have demonstrated experience and ability that is relevant to the Board’s oversight role with respect to BD’s business and affairs. Each director’s biography includes the particular experience and qualifications that led the Board to conclude that the director should serve on the Board.

NOMINEES FOR DIRECTOR

Basil L. Anderson, 65, has been a director since 2004. From 2001 to 2006, he served as Vice Chairman of Staples, Inc., a supplier of office products. Prior thereto, he was Executive Vice President – Finance and Chief Financial Officer of Campbell Soup Company. Mr. Anderson also is a director of Hasbro, Inc., Moody’s Corporation and Staples, Inc. He was a director of CRA International, Inc. from 2004 until January 2010.

Mr. Anderson has an extensive business and financial background as both an operating executive and as a chief financial officer of major multinational public companies. His experience includes strategic, business and financial planning and operations, international experience, and service as a director for numerous public companies in different industries.

Henry P. Becton, Jr., 67, has been a director since 1987. He is Vice Chairman of the Board of Trustees of WGBH Educational Foundation, a producer and broadcaster of public television and radio programs, and books and other educational materials. He served as President of WGBH Educational Foundation from 1984 to October 2007. Mr. Becton also is a director of Belo Corporation, Public Radio International, the PBS Foundation, and the Association of Public Television Stations, and is a director/trustee of various DWS mutual funds.

Mr. Becton possesses a broad range of operational, financial and corporate governance experience developed through his professional and board-related activities in a variety of contexts. This broad background is coupled with Mr. Becton’s extensive knowledge of BD, which provides him with a unique perspective on BD.

Edward F. DeGraan, 67, has been a director since 2003. In 2006, he retired as Vice Chairman – Gillette of the Procter & Gamble Company, a manufacturer of consumer products. Prior thereto, he was Vice Chairman of The Gillette Company, and served as its President and Chief Operating Officer from July 2000 until November 2003. He served as Acting Chief Executive Officer of Gillette from October 2000 to February 2001. Mr. DeGraan also is a director of Amica Mutual Insurance Company and a Senior Advisor of Centerview Partners, L.P.

Mr. DeGraan brings extensive operational, manufacturing and executive experience in a consumer industry with a strong manufacturing base. He possesses a broad background in strategic, business and financial planning and operations, deepened by his global perspective developed through his long tenure with a multinational company.

Claire M. Fraser-Liggett, Ph.D, 55, has been a director since 2006. Since 2007, she has been Director of the Institute for Genome Sciences and a Professor of Medicine at the University of Maryland School of Medicine in Baltimore, Maryland. From 1998 to 2007, she served as President and Director of The Institute for Genomic Research, a not-for-profit center dedicated to deciphering and analyzing genomes.

Dr. Fraser-Liggett is a prominent scientist with a strong background in infectious diseases and molecular diagnostics, including the development of novel diagnostics and vaccines. She also brings considerable managerial experience in her field.

Christopher Jones, 55, was elected by the Board effective July 26, 2010. He was recommended for the Board by a non-management director. Mr. Jones retired in 2001 as Chief Executive Officer of JWT Worldwide (previously known as J. Walter Thompson), a position he held since 1995. Since 2002, Mr. Jones has been Operating Partner, outside director and a member of the Adjudications Committee at Cognetas LLP, a pan-European private equity firm. Since 2008, he has been a director of Central Trust PLC, and has been the non-executive Chairman of Results International Group since 2002. Mr. Jones served as a director of Xenogen Corporation from 2001-2006. He also is chair of the board of The Pavilion Clinic, and is a member of the Health Advisory Board of the Johns Hopkins University Bloomberg School of Public Health.

Mr. Jones contributes an important international perspective based on his distinguished career as a marketing leader and head of a global marketing firm. He offers substantial marketing, strategic and managerial expertise derived from his broad range of activities in the field.

Marshall O. Larsen, 62, has been a director since 2007. He is Chairman, President and Chief Executive Officer of Goodrich Corporation, a supplier of systems and services to the aerospace and defense industry. Mr. Larsen also is a director of Lowe’s Companies, Inc., and is a member of The Business Council.

As a veteran chief executive officer of a public company, Mr. Larsen offers the valuable perspective of an individual with highly-developed executive leadership, financial and strategic management skills in a global manufacturing company. These qualities reflect considerable domestic and international business and financial experience.

Edward J. Ludwig, 59, has been Chairman and Chief Executive Officer of BD since 2002 and 2000, respectively. He was President from 1999 through 2008. Mr. Ludwig also is a director of Aetna Inc., a member of the Board of Trustees of the College of the Holy Cross, Chairman of the Board of the Hackensack (NJ) University Medical Center Advisory Board, and a member of the Health Advisory Board of the Johns Hopkins University Bloomberg School of Public Health. He also is a former member of the Board of Directors and former Chairman of the Advanced Medical Technology Association (AdvaMed), an international medical technology trade association.

Mr. Ludwig brings to the Board significant executive-level leadership and business and industry expertise. His extensive experience and sustained leadership in the field of medical technology in a variety of senior executive, strategic, financial and operational roles, all with BD, give Mr. Ludwig a unique perspective on BD’s strategy and operations and on the medical technology industry. This is supplemented by his extensive involvement with the industry, where he has been a leading voice for many years.

Adel A.F. Mahmoud, M.D., Ph.D, 69, has been a director since 2006. In 2006, Dr. Mahmoud retired as Chief Medical Advisor, Vaccines and Infectious Diseases and member of the Management Committee of Merck & Co., Inc., a pharmaceutical company. From 1999 to 2005, he served as President, Merck Vaccines and member of the Management Committee. In 2007, he joined Princeton University as Professor, Department of Molecular Biology and the Woodrow Wilson School of Public and International Affairs. Dr. Mahmoud also is a director of Sanaria, Inc., a malaria vaccine development organization.

Dr. Mahmoud is a distinguished scientist, physician and business leader with broad and deep knowledge of infectious diseases and vaccines. He brings strong technical, strategic and operational experience as a former senior executive with a major global pharmaceutical company, as well as an extensive academic background.

Gary A. Mecklenburg, 64, has been a director since 2004. In 2006, he retired as President and Chief Executive Officer of Northwestern Memorial HealthCare, the parent corporation of Northwestern Memorial Hospital, a position he had held since 1986. He also served as President of Northwestern Memorial Hospital from 1985 to 2002. He is currently an Executive Partner of Waud Capital Partners, L.L.C., a private equity investment firm.

Mr. Mecklenburg’s long tenure in hospital administration affords him a broad perspective on the many facets of the delivery of healthcare and a deep knowledge of healthcare financing and administration. As the former leader of a major teaching hospital, Mr. Mecklenburg possesses strong executive management, financial, strategic and operational knowledge as applied in a healthcare setting.

Cathy E. Minehan, 63, has been a director since 2007. She retired as President and Chief Executive Officer of the Federal Reserve Bank of Boston in 2007, a position she had held since 1994. She also served on the Federal Open Market Committee from 1994 until her retirement. Ms. Minehan also is a director of Visa Inc., MassMutual Financial Group and MITRE Corporation. She also is chair of the board of trustees of the Massachusetts General Hospital, and a trustee of the University of Rochester, serves on several business groups in Boston, and chairs the Massachusetts Governor’s Council of Economic Advisors.

Ms. Minehan’s prominence in the financial community reflects her considerable financial skills and acumen. Her long experience in the Federal Reserve System, together with her varied civic and business leadership roles, offers the Board a unique perspective and depth on financial and accounting matters.

James F. Orr, 65, has been a director since 2000. In 2007, he retired as Chairman of the Board of Convergys Corporation, a provider of customer management, employee care and outsourced billing services, a position he had held since 2000. Prior thereto, he served as Convergys’ Chief Executive Officer from 1998 until his retirement from that position in 2007, and also as its President from 1998 to 2005. Mr. Orr also is a director of Ohio National Financial Services, Inc.

Mr. Orr contributes the important insights of a former chief executive officer of a public company. His background reflects his extensive managerial, strategic, operational and financial experience with the perspective of a service industry. He also possesses a depth of understanding of corporate governance and enterprise risk management.

Willard J. Overlock, Jr., 64, has been a director since 1999. He retired in 1996 as a partner in Goldman, Sachs & Co., where he served as a member of its management committee, and retains the title of Senior Director to The Goldman Sachs Group, Inc. Mr. Overlock also is an advisor to the Parthenon Group, a special partner with Cue Ball Group, a trustee of Rockefeller University and a member of the board or directors of The Albert and Mary Lasker Foundation.

Mr. Overlock has a depth and breadth of financial and investment banking experience based on his senior leadership roles in these areas. He contributes financial and transactional expertise and acumen in mergers and acquisitions and complex financial transactions.

Bertram L. Scott, 59, has been a director since 2002. Mr. Scott is President, U.S. Commercial of CIGNA Corporation, a position he has held since joining that organization in June 2010. Prior thereto, he served as Executive Vice President of TIAA-CREF from 2000 to June 2010, and as President and Chief Executive Officer of TIAA-CREF Life Insurance Company from 2000 to 2007.

Mr. Scott possesses strong strategic, operational and financial experience derived from the variety of executive roles in which he has served during his career. He brings experience in corporate governance and business expertise in the insurance and healthcare fields.

Alfred Sommer, M.D., M.H.S., 68, has been a director since 1998. He is Professor of International Health, Epidemiology, and Ophthalmology at The Johns Hopkins University (“JHU”) Bloomberg School of Public Health (the “Bloomberg School”) and the JHU School of Medicine, positions he has held since 1986. He is Dean Emeritus of the Bloomberg School, having served as Dean from 1990 to 2005. He is a member of the National Academy of Sciences and the Institute of Medicine. He is a recipient of the Albert Lasker Award for Medical Research. Dr. Sommer also is a director of T. Rowe Price Group, Inc., and Chairman of the Board of Directors of The Albert and Mary Lasker Foundation.

Dr. Sommer is a renowned clinician, researcher and academic administrator with substantial and broad-based experience in medicine, academia and the public health field, coupled with valuable board experience in the for-profit and nonprofit realms. These attributes enable him to offer deep insights into global healthcare issues and medical technology.

The Board of Directors recommends a vote FOR each of the nominees for director.

BOARD OF DIRECTORS

The Board and Committees of the Board

BD is governed by a Board of Directors that currently consists of 14 members, 13 of whom have been determined by the Board to be independent. The Board has established five Committees: the Executive Committee, the Audit Committee, the Compensation and Benefits Committee, the Corporate and Scientific Affairs Committee, and the Corporate Governance and Nominating Committee. All Committees meet regularly, except for the Executive Committee, which meets only as necessary. Committee meetings may be called by the Committee chair, the Chairman of the Board or a majority of Committee members. The Board has adopted written charters for each of the Committees that are posted on BD’s website at www.bd.com/investors/corporate_governance/. Printed copies of these charters, BD’s 2010 Annual Report on Form 10-K, and BD’s reports and statements filed with or furnished to the SEC, may be obtained, without charge, by contacting the Corporate Secretary, BD, 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880, telephone 201-847-6800.

Committee Membership and Function

Set forth below is a summary description of each of the Board’s operating Committees.

AUDIT COMMITTEE

Function

•	Retains and reviews the qualifications, independence and performance of BD’s registered public accounting firm (the “independent auditors”).

•	Reviews BD’s public financial disclosures and financial statements, and its accounting principles, policies and practices; the scope and results of the annual audit by the independent auditors; BD’s internal audit process; and the effectiveness of BD’s internal control over financial reporting.

•	Reviews BD’s guidelines and policies relating to enterprise risk assessment and risk management, and management’s plan for risk mitigation or remediation.

•	Oversees BD’s ethics and enterprise compliance practices.

•	Functions as a qualified legal compliance committee, if necessary.

Members	Basil L. Anderson—Chair
Christopher Jones
Marshall O. Larsen
Gary A. Mecklenburg
Cathy E. Minehan
James F. Orr
Bertram L. Scott

The Board has determined that the members of the Audit Committee meet the independence and financial literacy and expertise requirements of the NYSE. The Board also has determined that each of Messrs. Anderson, Larsen, Orr and Scott, and Ms. Minehan, qualifies as an “audit committee financial expert” under the rules of the SEC.

The Audit Committee regularly meets separately with the internal and external auditors to ensure full and frank communications with the Audit Committee.

COMPENSATION AND BENEFITS COMMITTEE

Function

•	Reviews BD’s compensation and benefits policies, recommends the compensation of the Chief Executive Officer to the independent members of the Board for their approval, and approves the compensation of BD’s other executive officers.

•	Approves all employment, severance and change of control agreements of BD with executive officers.

•	Serves as the granting and administrative committee for BD’s equity compensation plans.

•	Oversees certain BD benefit plans.

Members	Edward F. DeGraan—Chair
Basil L. Anderson
Marshall O. Larsen
James F. Orr
Willard J. Overlock, Jr.
Bertram L. Scott

The Board has determined that each member of the Compensation and Benefits Committee meets the independence requirements of the NYSE.

The Compensation and Benefits Committee oversees the compensation program for the named executive officers listed in the Summary Compensation Table on page 37 and for BD’s other executive officers. The Compensation and Benefits Committee does not delegate these responsibilities to another Committee, individual director or member of management.

Role of Management

The Compensation and Benefits Committee’s meetings are typically attended by BD’s Chief Executive Officer, Senior Vice President—Human Resources and others, who support the Compensation and Benefits Committee in fulfilling its responsibilities. The Compensation and Benefits Committee considers management’s views relating to compensation matters, including the performance metrics and targets for BD’s performance-based compensation. Management also provides information (which is reviewed by our Internal Audit Department) to assist the Committee in determining the extent to which performance targets have been achieved. This includes any recommended adjustments to BD’s operating results when assessing BD’s performance. The Chief Executive Officer and Senior Vice President—Human Resources also work with the Compensation and Benefits Committee chair in establishing meeting agendas.

The Compensation and Benefits Committee meets in executive session with no members of management present for part of each of its regular meetings. The Compensation and Benefits Committee also meets in executive session when considering compensation decisions regarding our executive officers.

Role of the Independent Advisor

The Compensation and Benefits Committee is also assisted in fulfilling its responsibilities by its independent advisor, Pay Governance LLC (“Pay Governance”). Pay Governance is engaged by, and reports directly to, the Compensation and Benefits Committee. Pay Governance reviews all materials prepared for the Compensation and Benefits Committee by management, prepares additional materials as may be requested by the Compensation and Benefits Committee, and attends Compensation and Benefits Committee meetings. In its advisory role, among other things, Pay Governance assists the Compensation and Benefits Committee in the design and implementation of BD’s compensation program. This includes assisting the Compensation and Benefits Committee in selecting the key elements to include in the program, the targeted payments for each element, and the establishment of performance targets. Pay Governance also provides market comparison data that is considered by the Compensation and Benefits Committee in making compensation decisions, and makes recommendations to the Compensation and Benefits Committee regarding the compensation of BD’s Chief Executive Officer.

Pay Governance also conducts an annual review of the compensation practices of select peer companies. Based on this review, Pay Governance advises the Compensation and Benefits Committee with respect to the competitiveness of BD’s compensation program in comparison to industry practices, and identifies any trends in executive compensation. During fiscal year 2010, Pay Governance was not engaged to perform any services for BD’s management. The Compensation and Benefits Committee has adopted a policy prohibiting Pay Governance from providing any services to BD’s management without the Compensation and Benefits Committee’s prior approval, and has expressed its intention that such approval will be given only in exceptional cases.

Setting Compensation

At the end of each fiscal year, the Board conducts a review of the Chief Executive Officer’s performance. As part of this process, the Chief Executive Officer provides a self-assessment report. At the following Board meeting, the Board sets the compensation of the Chief Executive Officer after considering the assessment of the Chief

Executive Officer’s performance, market comparison data and the recommendations of the Compensation and Benefits Committee. Neither the Chief Executive Officer nor any other members of management are present during this session. The Chief Executive Officer does not play a role in determining his own compensation.

The Compensation and Benefits Committee is responsible for determining the compensation of BD’s other executive officers. The Chief Executive Officer, in consultation with the Senior Vice President—Human Resources, reviews the performance of the other executive officers with the Compensation and Benefits Committee and presents compensation recommendations for its consideration. The Compensation and Benefits Committee determines the compensation for these executives, in consultation with Pay Governance, after considering the Chief Executive Officer’s recommendations, market comparison data regarding compensation levels among peer companies and the views of Pay Governance. All decisions regarding the compensation of BD’s other executive officers are made in executive session.

The Board has delegated responsibility for formulating recommendations regarding non-management director compensation to the Corporate Governance and Nominating Committee, which is discussed below.

CORPORATE AND SCIENTIFIC AFFAIRS COMMITTEE

Function

•	Oversees BD’s research and development activities.

•	Oversees BD’s policies, practices and procedures impacting BD’s image and reputation and its standing as a responsible corporate citizen, including, without limitation, issues relating to communications with BD’s key stakeholders; community relations; and public policy and government relations activities (including political contributions).

Members	Alfred Sommer—Chair
Henry P. Becton, Jr.
Claire M. Fraser-Liggett
Christopher Jones
Adel A.F. Mahmoud
Gary A. Mecklenburg
Cathy E. Minehan

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

Function

•	Identifies and recommends candidates for election as directors to the Board.

•	Reviews the composition, organization, structure and function of the Board and its Committees, as well as the performance and compensation of non-management directors.

•	Monitors BD’s corporate governance and Board practices, and oversees the Board’s self-evaluation process.

Members	Henry P. Becton, Jr.—Chair
Edward F. DeGraan
Claire M. Fraser-Liggett
Adel A.F. Mahmoud
Willard J. Overlock, Jr.
Alfred Sommer

The Board has determined that each member of the Corporate Governance and Nominating Committee meets the independence requirements of the NYSE. The Corporate Governance and Nominating Committee also reviews the compensation program for the non-management directors and makes recommendations to the Board regarding their compensation, and does not delegate these responsibilities to another Committee, individual director or member of management. The Corporate Governance and Nominating Committee has retained Pay Governance as an independent advisor for this purpose. Pay Governance’s responsibilities include providing assistance in developing an appropriate non-management director compensation peer group; generating market comparison data on the elements and levels of non-management director compensation at peer companies; tracking trends in non-management director compensation practices; and advising the Corporate Governance and Nominating Committee regarding the components and levels of non-management director compensation. Executive officers do not play any role in either determining or recommending non-management director compensation.

Board, Committee and Annual Meeting Attendance

The Board and its Committees held the following number of meetings during fiscal year 2010:

Board	6
Audit Committee	12
Compensation and Benefits Committee	7
Corporate and Scientific Affairs Committee	6
Corporate Governance and Nominating Committee	6

The Executive Committee did not meet during fiscal year 2010.

Each director attended 75% or more of the total number of the meetings of the Board and the Committees on which he or she served during fiscal year 2010. BD’s non-management directors met in executive session at each of the Board’s six regular meetings held during fiscal year 2010.

The Board has adopted a policy pursuant to which directors are expected to attend the Annual Meeting in the absence of a scheduling conflict or other valid reason. With the exception of one director who had a scheduling conflict, all of the directors then in office attended BD’s 2010 Annual Meeting.

Non-Management Directors’ Compensation

The Board believes that providing competitive compensation is necessary to attract and retain qualified non-management directors. The key elements of BD’s non-management director compensation are a cash retainer, equity compensation, Committee chair fees and a Lead Director fee. Of the base compensation paid to the non-management directors (not including Committee chair fees), approximately two-thirds currently is equity compensation that directors will be required to retain until they complete their service on the Board. See “Corporate Governance—Significant Governance Practices—Equity Ownership by Directors” on page 20. This retention feature serves to better align the interests of the directors and BD shareholders and ensure compliance with the director share ownership guidelines discussed below. Mr. Ludwig does not receive compensation related to his service as a director.

Cash Retainer

Each non-management director currently receives an annual cash retainer of $75,000 for services as a director. Directors do not receive meeting attendance fees.

Equity Compensation

Each non-management director elected at an Annual Meeting is granted restricted stock units as of the date of the meeting, then valued at $150,000. Directors newly elected by the Board receive a grant pro-rated from the effective date of their election to the next Annual Meeting. The restricted stock units are valued using the same methodology used for the most recent annual grant of equity compensation to BD’s executive officers. The shares of BD common stock underlying the restricted stock units are not issuable until a director’s separation from the Board.

Committee Chair/Lead Director Fees

An annual fee of $6,500 is paid to each Committee chair, except that the fee for the Audit Committee chair is $10,000 in recognition of the Audit Committee’s responsibilities. No fee is paid to the chair of the Executive Committee. An annual fee of $10,000 is paid to the Lead Director.

Other Arrangements

BD reimburses non-management directors for travel and other business expenses incurred in the performance of their services for BD. Directors may travel on BD aircraft in connection with such activities, and, on limited occasions, spouses of directors have joined them on such flights. No compensation is attributed to the director for these flights in the table below since the aggregate incremental costs of spouse travel are minimal. In the event directors utilize other private aircraft, they are reimbursed for the incremental cost thereof. Directors are also reimbursed for attending director education courses. BD occasionally invites spouses of directors to Board-related business events, for which they are reimbursed their travel expenses.

Directors are eligible, on the same basis as BD employees, to participate in BD’s Matching Gift Program, pursuant to which BD matches contributions made by a director or employee to qualifying nonprofit organizations. The aggregate limit per participant in 2010 was $5,000.

The following table sets forth the compensation received by the non-management directors during fiscal year 2010.

Fiscal Year 2010 Non-Management Directors’ Compensation

	Fees earned
	or	Stock	All Other
Name	paid in cash	Awards(1)	Compensation(2)	Total

Basil L. Anderson	$85,000	$150,420	—	$235,420
Henry P. Becton, Jr.	91,500	150,420	—	241,920
Edward F. DeGraan	81,500	150,420	—	231,920
Claire M. Fraser-Liggett	75,000	150,420	—	225,420
Christopher Jones	13,726	78,216	—	91,942
Marshall O. Larsen	75,000	150,420	—	225,420
Adel A.F. Mahmoud	75,000	150,420	—	225,420
Gary A. Mecklenburg	75,000	150,420	$5,000	230,420
Cathy E. Minehan	75,000	150,420	—	225,420
James F. Orr	75,000	150,420	—	225,420
Willard J. Overlock, Jr.	75,000	150,420	5,000	230,420
Bertram L. Scott	75,000	150,420	—	225,420
Alfred Sommer	81,500	150,420	1,500	233,420

(1)	The amounts shown in the “Stock Awards” column reflects the grant date fair value under FASB ASC Topic 718 of restricted stock units awarded to non-management directors during the fiscal year. For a discussion of the assumptions made by us in arriving at the grant date fair value of these awards, see note 7 to the consolidated financial statements that are included in our Annual Report on Form 10-K for the year ended September 30, 2010.

Listed below are the aggregate outstanding restricted stock unit awards and option awards held by each non-management director at the end of fiscal year 2010. Stock options have not been issued to non-management directors since the 2005 Annual Meeting.

	Stock Awards	Option Awards
	Outstanding at	Outstanding at
	September 30,	September 30,
Name	2010	2010

Basil L. Anderson	10,696	2,160
Henry P. Becton, Jr.	12,024	11,605
Edward F. DeGraan	12,024	4,436
Claire M. Fraser-Liggett	7,371	0
Christopher Jones	1,147	0
Marshall O. Larsen	5,709	0
Adel A.F. Mahmoud	7,371	0
Gary A. Mecklenburg	10,696	2,160
Cathy E. Minehan	5,709	0
James F. Orr	12,024	4,436
Willard J. Overlock, Jr.	12,024	9,544
Bertram L. Scott	12,024	7,217
Alfred Sommer	12,024	4,436

(2)	Amounts shown represent matching gifts paid or payable to charitable organizations with respect to contributions made by the named director during fiscal year 2010 under BD’s Matching Gift Program, which is more fully discussed on page 15 under “Other Arrangements.”

Changes to Non-Management Director Compensation

During fiscal year 2010, the Board undertook a review of the compensation of its non-management directors. This review included an analysis of the director compensation practices of certain peer companies, including the forms of equity compensation used, the mix of cash and equity compensation, and total compensation.

The peer group included the following companies: Agilent Technologies, Inc.; Alcon, Inc.; Allergan, Inc.; C.R. Bard, Inc.; Baxter International Inc.; Beckman Coulter, Inc.; Boston Scientific Corporation; Covidien plc; Hospira, Inc.; Medtronic, Inc.; PerkinElmer, Inc.; St. Jude Medical, Inc.; Stryker Corporation; Thermo Fisher Scientific Inc.; and Zimmer Holdings, Inc.

As a result of its review, the Board approved the following revised compensation structure for its non-management directors, effective at the conclusion of the 2011 Annual Meeting, so as to maintain parity with the non-management director compensation being paid by the peer group.

•	Annual fees for all Committee chairs, except the Audit Committee, will be increased from $6,500 to $10,000;

•	The Audit Committee chair’s annual fee will be increased from $10,000 to $15,000 in recognition of the Audit Committee chair’s significant responsibilities;

•	The Lead Director’s annual fee will be increased from $10,000 to $25,000 in recognition of the increase in the Lead Director’s responsibilities; and

•	The annual cash retainer and the value of the annual grant of restricted stock units will not be increased.

Directors’ Deferral Plan

Directors may defer receipt of all or part of their annual cash retainer and other cash fees pursuant to the provisions of the 1996 Directors’ Deferral Plan. Directors may also defer receipt of shares issuable to them under their restricted stock units upon leaving the Board. A general description of the 1996 Directors’ Deferral Plan appears on page 6.

Communication with Directors

Shareholders or other interested parties wishing to communicate with the Board, the non-management directors or any individual director (including complaints or concerns regarding accounting, internal accounting controls or audit matters) may do so by contacting the Lead Director either:

•	by mail, addressed to BD Lead Director, P.O. Box 264, Franklin Lakes, New Jersey 07417-0264;

•	by calling the BD Ethics Help Line, an independent toll-free service, at 1-800-821-5452 (available seven days a week, 24 hours a day; callers from outside North America should use “AT&T Direct” to reach AT&T in the U.S. and then dial the above toll-free number); or

•	by email to ethics_office@bd.com.

All communications will be kept confidential and promptly forwarded to the Lead Director, who shall, in turn, forward them promptly to the appropriate director(s). Such items as are unrelated to a director’s duties and responsibilities as a Board member may be excluded by the Director of Corporate Security, including, without limitation, solicitations and advertisements; junk mail; product-related communications; job referral materials such as resumes; surveys; and material that is determined to be illegal or otherwise inappropriate. The director(s) to whom such information is addressed is informed that the information has been removed, and that it will be made available to such director(s) upon request.

CORPORATE GOVERNANCE

Corporate Governance Principles

BD’s commitment to good corporate governance is embodied in its Corporate Governance Principles (the “Principles”). The Principles, originally adopted in 2001, set forth the Board’s views and practices regarding a number of governance topics, and the Corporate Governance and Nominating Committee assesses on an ongoing basis BD’s corporate governance practices in light of evolving practices. The Principles cover a wide array of subject areas, including voting for directors; the designation of a Lead Director to represent non-management directors; selection of director nominees; relationships between directors and BD; annual evaluations of the Chief Executive Officer, the Board, its Committees and individual directors; conflicts of interest; and charitable contributions to entities with which BD’s executive officers and directors are affiliated, each of which is discussed below, along with other significant governance practices.

Board Leadership Structure

As stated in the Principles, the Board currently is of the view that it is in BD’s best interest for its Chief Executive Officer also to serve as the Board’s Chairman. The Board believes this arrangement permits a clear, unified strategic vision for BD that ensures alignment between the Board and management, provides clear leadership for BD and helps ensure accountability for BD’s performance.

The Board’s goal is to achieve the optimal model for effective oversight of BD’s management. It believes that there is no single, generally accepted approach to providing Board leadership, and that each of the possible leadership structures for a board must be considered in the context of the individuals involved and the specific circumstances facing a company. Accordingly, given the dynamic and competitive environment in which BD operates, the right Board leadership structure may vary as circumstances warrant, as has occurred at BD when deemed appropriate by the Board.

The Board believes that its current leadership structure provides independent Board leadership and engagement while deriving the benefit of having the Chief Executive Officer also serve as Chairman. As the individual with primary responsibility for managing BD’s day-to-day operations and with in-depth knowledge and understanding of BD, he is best positioned to lead the Board through reviews of key business and strategic issues. Having an independent Lead Director provides independent oversight of management, including risk oversight, while avoiding the risk of confusion regarding the Board’s oversight responsibilities and the day-to-day management of business operations.

BD’s strong corporate governance practices have provided balance and accountability to the unified role of Chairman and Chief Executive Officer. This is evidenced by a substantial majority of independent and experienced non-management directors, including a Lead Director with specified responsibilities on behalf of the non-management directors, key Board committees comprised entirely of independent directors, and strong and effective Principles.

The Principles provide for a Lead Director to be designated by the independent directors whenever the Chairman is not an independent director. The Board has designated a Lead Director since 2002. While the designation is subject to the annual review of the Corporate Governance and Nominating Committee, the Lead Director is expected to serve in such capacity for several years. BD’s Lead Director currently is Henry P. Becton, Jr. BD’s Lead Director plays a broad role that has expanded since the position was created, and currently includes the following responsibilities:

•	Presides over executive sessions of the non-management directors and over Board meetings in the absence of the Chairman;

•	Helps set Board agendas and meeting schedules;

•	Ensures the adequacy of the flow of information from the Chief Executive Officer to non-management directors;

•	Coordinates the evaluation of the Chief Executive Officer by the non-management directors;

•	Acts as a liaison between the non-management directors and the Chief Executive Officer; and

•	Serves as a contact person to facilitate communications between BD’s employees, shareholders and other constituents and the non-management directors.

The Lead Director also is a valuable resource to the Chairman and Chief Executive Officer as part of an informal consultative process on key Board and corporate governance issues.

Board’s Oversight of Risk

BD’s management engages in a process referred to as Enterprise Risk Management (“ERM”) to identify, aggregate, assess, manage and mitigate a broad range of risks across BD’s multiple businesses, regions and functions, and ensure alignment of our risk assessment and mitigation efforts with BD’s corporate strategy. The Audit Committee, through the authority delegated to it by the Board of Directors, is primarily responsible for overseeing BD’s ERM activities to determine whether that process is functioning as intended and is consistent with BD’s business and strategy. At least twice a year, senior management reviews the results of its ERM activities with the Audit Committee, including the process used within the organization to identify risks, management’s assessment of the significant categories of risk faced by BD (including any changes in such assessment since the last review), and management’s plans to mitigate the potential exposures. On at least an annual basis, the significant risks identified through BD’s ERM activities and the related mitigation plans are reviewed with the full Board. Often, particular risks are reviewed in-depth with the Audit Committee or the full Board at subsequent meetings.

In addition to its involvement with ERM, the full Board reviews the risks associated with BD’s strategic plan and discusses the appropriate level of risk in light of BD’s objectives. This is done through an annual strategic planning process, and, because ERM is dynamic, periodically throughout the year as part of its ongoing review of corporate strategy, and otherwise as necessary. The full Board also regularly oversees other areas of potential risk, including BD’s capital structure, acquisitions and divestitures, and succession planning for BD’s Chief Executive Officer and other members of senior management.

The various Committees of BD’s Board are also responsible for monitoring and reporting on risks associated with their respective areas of responsibility. The Audit Committee oversees BD’s accounting and financial reporting processes and the integrity of BD’s financial statements, BD’s processes to ensure compliance with laws, its hedging activities and insurance coverages. The Compensation and Benefits Committee oversees risks associated with BD’s compensation practices and programs, and the Corporate Governance and Nominating Committee oversees risks relating to BD’s corporate governance practices, including director independence, related person transactions and conflicts of interest. In performing this function, each Committee often meets with members of management who are primarily responsible for the management of risk in their respective areas, including BD’s Chief Financial Officer, business unit leaders, Senior Vice President–Human Resources, Senior Vice President and General Counsel, Senior Vice President–Regulatory Affairs, and Chief Ethics and Compliance Officer.

Risk Assessment of Compensation Programs

With respect to our compensation policies and practices, BD’s management reviewed our policies and practices to determine whether they create risks that are reasonably likely to have a material adverse effect on BD. In connection with this risk assessment, we reviewed the design of BD’s compensation and benefits programs (in particular our performance-based compensation programs) and related policies, potential risks that could be created by the programs, and features of our programs and corporate governance generally that help to mitigate risk. Among the factors we considered were the mix of cash and equity compensation, and fixed and variable compensation, paid to our associates, the balance between short- and long-term objectives of our incentive compensation, the performance metrics, performance targets, threshold performance requirements and funding formulas related to our incentive compensation, the degree to which programs are formulaic or provided discretion to determine payout amounts, caps on payouts, our clawback and share ownership policies, and our general governance structure. Management reviewed and discussed the results of this assessment with the Compensation and Benefits Committee. Based on this review, we believe that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the BD.

Director Nomination Process

The Corporate Governance and Nominating Committee reviews the skills, characteristics and experience of potential candidates for election to the Board, and recommends nominees for director to the full Board for approval. The assessment of the overall composition of the Board encompasses considerations of diversity, age, skills, international background, and significant experience and prominence among directors in areas of importance to BD. In considering the needs of the Board, which can vary at different times, the Board seeks to achieve among directors a diversity of viewpoint, experience, background, knowledge, geography, ethnicity and gender.

When considering individual director candidates, the Corporate Governance and Nominating Committee will seek individuals with backgrounds and qualities that, when combined with those of BD’s other directors, provide a blend of skills and experience that will further enhance the Board’s effectiveness. From time-to-time, the Corporate Governance and Nominating Committee has retained an executive search firm to assist it in its efforts to identify and evaluate potential director candidates.

The Corporate Governance and Nominating Committee believes that any nominee must meet the following minimum qualifications:

•	Candidates should be persons of high integrity who possess independence, forthrightness, inquisitiveness, good judgment and strong analytical skills.

•	Candidates should demonstrate a commitment to devote the time required for Board duties including, but not limited to, attendance at meetings.

•	Candidates should possess a team-oriented ethic and be committed to the interests of all shareholders as opposed to those of any particular constituency.

The Corporate Governance and Nominating Committee assesses the characteristics and performance of incumbent director nominees against the above criteria as well, and, to the extent applicable, considers the impact of any change in the principal occupations of such directors during the last year. Upon completion of the individual director evaluation process, the Corporate Governance and Nominating Committee reports its conclusions and recommendations for nominations to the Board.

It is the Corporate Governance and Nominating Committee’s policy to consider referrals of prospective nominees for the Board from other Board members and management, as well as shareholders and other external sources such as retained executive search firms. The Corporate Governance and Nominating Committee utilizes the same criteria for evaluating candidates irrespective of their source.

To recommend a candidate for consideration, a shareholder should submit a written statement of the qualifications of the proposed nominee, including full name and address, to the Corporate Secretary, BD, 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880.

Significant Governance Practices

Described below are some of the significant corporate governance practices that have been instituted by the BD Board.

Annual Election of Directors

In 2009, in response to changing shareholder views and evolving corporate governance practices, BD’s Restated Certificate of Incorporation was amended to provide for the annual election of directors. In recommending this action, the Board recognized that many investors and commentators believe that the election of directors is the primary means for shareholders to influence corporate governance policies and hold management accountable for implementing those policies. The Board also noted that annual elections of directors are in line with emerging corporate governance practices, providing shareholders with the opportunity to register their views on the performance of the entire Board each year.

Voting for Directors

The Board has adopted a Principle that provides that any nominee in an uncontested election who receives more “withhold” votes than “for” votes must offer to submit his or her resignation following the shareholder vote (the “Director Resignation Policy”). The Corporate Governance and Nominating Committee will consider and recommend to the Board whether to accept the resignation offer. The Board will decide the action to take with respect to the offer of resignation within 90 days following the shareholder vote. The Board’s decision will be disclosed in a report on a Form 8-K filed by BD with the SEC within four business days following the decision. Any director who offers to submit his or her resignation pursuant to this provision will not participate in the deliberations of either the Corporate Governance and Nominating Committee or the Board. Consideration of all relevant factors on a case-by-case basis pursuant to the Director Resignation Policy gives the Board flexibility and enables it to avoid undesirable and disruptive governance consequences. This structure allows the Board the opportunity to identify and assess the reasons for the vote, including whether the vote is attributable to dissatisfaction with a director’s overall performance or is the result of shareholder views on a particular issue. The Board believes this structure allows BD to maintain a stable Board of experienced and knowledgeable directors while evaluating an appropriate response to shareholder dissatisfaction. The complete terms of this policy are included in the Principles.

Board Evaluation

Each year the Board evaluates its performance and effectiveness. As part of this process, each director completes a Board Evaluation Form on specific aspects of the Board’s role, organization and meetings. The collective comments are then presented by the Chair of the Corporate Governance and Nominating Committee to the full Board. As part of the evaluation, the Board assesses the progress in the areas targeted for improvement a year earlier, and develops actions to be taken to enhance the Board’s effectiveness over the next year. The Board’s evaluation covers many areas (a complete list is available on BD’s website at www.bd.com/investors/corporate_governance). Additionally, each Board Committee conducts an annual self-evaluation of its performance through a similar process.

Equity Ownership by Directors

The Board believes that directors should hold meaningful equity ownership positions in BD. To that end, the compensation structure for non-management directors provides that a significant portion of non-management director compensation is in the form of restricted stock units that are not distributable until a director completes his or her service on the Board. The Board believes these equity interests help to better align the interests of the non-management directors with shareholders. Under the Board’s share ownership guidelines, each non-management director is required to own shares of common stock (which includes restricted stock units) valued at 50% of the amount obtained by multiplying the annual cash retainer by the number of years the director has served. Each non-management director who has served for at least one full year currently owns shares in an amount sufficient to comply with these guidelines.

Annual Report of Charitable Contributions

In furtherance of BD’s commitment to good governance and disclosure practices, the Principles require that BD’s charitable contributions or pledges in an aggregate amount of $50,000 or more (not including contributions under BD’s Matching Gift Program) to entities with which BD’s directors, executive officers, and their families are affiliated must be approved by the Corporate Governance and Nominating Committee. In addition, BD is required by the Principles to post on its website, at www.bd.com/investors/corporate_governance/, an Annual Report of Charitable Contributions (the “Contributions Report”) listing all such contributions and pledges made by BD during the preceding fiscal year in an amount of $10,000 or more. The Contributions Report, which BD has voluntarily issued since 2002, includes a discussion of BD’s contributions philosophy and the alignment of BD’s philanthropic activities with its philosophy, together with additional information about each contribution or pledge.

Recovery of Compensation

The Board has adopted a policy that enables BD to recover incentive compensation paid to a BD Leadership Team member based on BD’s financial results that are later restated as a result of such member’s misconduct. This policy also grants the Board the ability to recover from members of the BD Leadership Team who were not involved in such misconduct the amount by which any incentive compensation payout exceeded the amount they would have been paid based on the restated results. BD’s compensation recovery policy is available on BD’s website at www.bd.com/investors/corporate_governance/.

Equity Grant Dating

The Compensation and Benefits Committee has adopted a comprehensive policy that incorporated BD’s existing practices regarding the issuance of equity grants that effectively guard against the backdating of awards, and added a provision intended to ensure that public announcements are not timed to affect the valuation of an equity grant. BD’s equity grant dating policy is available on BD’s website at www.bd.com/investors/corporate_governance/.

Enterprise Compliance

Under the oversight of the Audit Committee, BD’s enterprise compliance function is aimed at ensuring that BD is effective at preventing and detecting violations of the many laws, regulations and policies affecting its business (“Enterprise Compliance”), and that BD continuously encourages lawful and ethical conduct. Launched in 2005, Enterprise Compliance supplements the various compliance and ethics functions that were already in place at BD, and seeks to ensure better coordination and effectiveness through program design, prevention, and promotion of an organizational culture of compliance. A Compliance Committee comprised of members of senior management oversees the activities of the Chief Ethics and Compliance Officer. Another key element of this program is training. Courses offered include a global computer-based compliance training program focused on BD’s Business Conduct and Compliance Guide, as well as other courses covering various compliance topics such as antitrust, anti-bribery, conflicts of interest, financial integrity, industry marketing codes and information security.

Director Independence; Policy Regarding Related Person Transactions

Under the NYSE rules and Principle No. 7, a director is deemed not to be independent if the director has a direct or indirect material relationship with BD (other than his or her relationship as a director). The Corporate Governance and Nominating Committee annually reviews the independence of all directors and reports its findings to the full Board. To assist in this review, the Board has adopted director independence guidelines based on the NYSE rules (“Independence Guidelines”) that are contained in Principle No. 7. The NYSE rules and the Independence Guidelines include a bright-line quantitative test whereby a director may not be deemed independent if there is a transaction involving BD and an organization with which a director or an immediate family member is, or was, affiliated during the preceding three-fiscal year period (a “director-affiliated organization”), in which payments made to, or from, the director-affiliated organization exceeded the greater of $1 million or 2% of the director-affiliated organization’s consolidated gross revenues for any fiscal year during such period. The Independence Guidelines set forth certain types of relationships between BD and directors and their immediate family members, or entities with which they are affiliated, that the Board, in its judgment, has deemed to be either material or immaterial for purposes of assessing a director’s independence. In the event a director has any relationship with BD that is not addressed in the Independence Guidelines, the independent members of the Board review the facts and circumstances to determine whether such relationship is material.

The Board has determined that the following directors are independent under the Independence Guidelines: Basil L. Anderson, Henry P. Becton, Jr., Edward F. DeGraan, Christopher Jones, Claire M. Fraser-Liggett, Marshall

O. Larsen, Adel A.F. Mahmoud, Gary A. Mecklenburg, Cathy E. Minehan, James F. Orr, Willard J. Overlock, Jr., Bertram L. Scott and Alfred Sommer. Edward J. Ludwig is an employee of BD, and, therefore, is not independent under the NYSE rules and the Principles.

In determining that each of the non-management directors is independent, the Board reviewed BD’s transactions or other dealings in the ordinary course of business with director-affiliated organizations. Such affiliations included service by the director or an immediate family member as an officer, employee, adjunct faculty member or governing or advisory board member of such organizations. In conducting its review, the Board determined that, in each instance, the nature of the relationship, the director’s involvement with, the director-affiliated organization and the amount involved would not impair the director’s independence under the Independence Guidelines. In addition, in most instances, the director played no active role in the director-affiliated organization’s relationship with BD, and, in some instances, the relationship involved a unit of such organization other than the one with which the director has been involved. Accordingly, the Board determined that none of these relationships was material or conflicted with BD’s interests, or impaired the relevant director’s independence or judgment.

The types of transactions with director-affiliated organizations considered by the Board in this respect consisted of payments related to the purchase or sale of products and/or services, the licensing of intellectual property rights or other activities (in the cases of Messrs. Anderson, Becton, Jones, Larsen, Mecklenburg, Orr, Overlock and Scott, Drs. Fraser-Liggett, Mahmoud and Sommer, and Ms. Minehan) and charitable contributions (in the cases of Messrs. Jones and Overlock and Dr. Sommer). These transactions also included an established relationship between BD and CIGNA Corporation and affiliated companies (collectively, “CIGNA”), as a result of Mr. Scott’s joining CIGNA as President, U.S. Commercial, effective June 28, 2010. CIGNA is one of BD’s medical claims administrators under BD’s self-insured medical plan, which involves the administration and processing of medical claims for BD associates. BD pays CIGNA an administrative fee for the use of CIGNA’s networks, claims processing and customer service inquiries for these purposes. CIGNA also acts as the insurer for BD’s Basic and Voluntary Accident Programs and Business Travel Accident insurance program for BD associates, for which BD pays to CIGNA the premiums for BD associates’ basic insurance coverage. The Board also considered the fact that Ms. Minehan’s husband is a Managing Director at The Goldman Sachs Group, Inc., a financial services company which, together with affiliated entities (collectively “Goldman Sachs”), has provided investment banking and certain financial services to BD predating Ms. Minehan’s election to the Board. Ms. Minehan’s husband has played no role at any time in Goldman Sach’s dealings with BD. BD paid Goldman Sachs approximately $6.2 million for all such services during fiscal year 2010, which represented a small fraction of one percent (.01%) of Goldman Sachs’ consolidated gross revenues during its most recent fiscal year. This figure is well below the bright-line quantitative test applied in determining director independence described above. Accordingly, the Board concluded that BD’s relationship with Goldman Sachs was not a material relationship that would impede the exercise of independent judgment by Ms. Minehan.

The Board has also established a policy (the “Policy”) requiring Board approval or ratification of transactions involving more than $120,000 per year where a director, executive officer or shareholder owning more than 5% of BD’s stock (excluding certain passive investors) or their immediate family members, has, or will have, a material interest, regardless of whether the transaction impacts a director’s independence. The Policy is available on BD’s website at www.bd.com/investors/corporate_governance/. The Policy excludes specified transactions including certain charitable contributions, transactions available to employees generally, and indemnification and advancement of certain expenses. The Corporate Governance and Nominating Committee is responsible for the review and approval or ratification of transactions subject to the Policy. The Corporate Governance and Nominating Committee will approve or ratify only those transactions that it determines in its business judgment are fair and reasonable to BD and in (or not inconsistent with) the best interests of BD and its stockholders, and do not impact the director’s independence when relevant.

BD also engaged one shareholder (or its affiliated operating units) holding 5% or more of BD common stock during fiscal year 2010 for various financial services for which BD paid fees in excess of $120,000. BD paid to State Street Bank and Trust Company, Trustee (“State Street”), $621,500 for banking services and investment management of various Savings Incentive Plan funds. These transactions are not required to be approved under the Policy since State Street is considered a passive investor in BD.

Business Conduct and Compliance Guide

BD maintains a Business Conduct and Compliance Guide (the “Guide”), which was adopted by the Board in 1995. The Guide is a code of conduct and ethics applicable to all directors, officers and employees of BD, including its Chief Executive Officer and its Chief Financial Officer, principal accounting officer and other senior financial officers. It sets forth BD’s policies and expectations on a number of topics, including conflicts of interest, confidentiality, compliance with laws (including insider trading laws), preservation and use of BD’s assets, and business ethics. The Guide also sets forth procedures for the communicating and handling of any potential conflict of interest (or the appearance of any conflict of interest) involving directors or executive officers, and for the confidential communication and handling of issues regarding accounting, internal controls and auditing matters.

Since 1995, BD has also maintained an Ethics Help Line telephone number (the “Help Line”) for BD associates as a means of raising concerns or seeking advice. The Help Line is serviced by an independent contractor and is available to all associates worldwide, 7 days a week, 24 hours a day. Translation services are also available to associates. Associates using the Help Line may choose to remain anonymous and all inquiries are kept confidential to the extent practicable in connection with investigation of an inquiry. All Help Line inquiries are forwarded to BD’s Chief Ethics and Compliance Officer for investigation. Any matters reported to the Chief Ethics and Compliance Officer, whether through the Help Line or otherwise, involving accounting, internal control or audit matters, or any fraud involving management or persons who have a significant role in BD’s internal controls, are reported directly to the Audit Committee.

The Chief Ethics and Compliance Officer leads the BD Ethics Office, a unit within BD that administers BD’s Ethics program. In addition to the Help Line, the Ethics program provides for broad communication of BD’s Core Values, associate education regarding the Guide and its requirements, and ethics training sessions. BD’s Core Values are:

•	We do what is right

•	We always seek to improve

•	We accept personal responsibility

•	We treat each other with respect

Any waivers from any provisions of the Guide for executive officers and directors would be promptly disclosed to shareholders. In addition, certain amendments to the Guide, as well as any waivers from certain provisions of the Guide relating to BD’s Chief Executive Officer, Chief Financial Officer or principal accounting officer would be posted at the website address set forth below.

The Guide is available on BD’s website at www.bd.com/investors/corporate_governance/. Printed copies of the Guide may be obtained, without charge, by contacting the Corporate Secretary, BD, 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880, phone 1-201-847-6800.

REPORT OF THE COMPENSATION AND BENEFITS COMMITTEE

The primary objective of the BD compensation program is to fully support the strategic business goal of delivering superior long-term shareholder returns through sustained revenue growth, EPS growth and return on capital. As such, we intend to ensure a high degree of alignment between pay and the long-term value and financial soundness of BD. The Compensation and Benefits Committee of the Board of Directors (the “Committee”) has established the following compensation principles to meet this objective:

•	Aligning the interests of executives and shareholders

•	Through equity compensation and equity ownership guidelines for executives, we seek to align the interests of executives with those of the company’s shareholders. This represents the largest portion of our compensation structure.

•	Linking rewards to performance

•	We maintain a pay-for-performance philosophy based on actual performance as against clear, measurable company performance targets, particularly those metrics which support the creation of long-term shareholder value.

•	Delivering superior business and financial results

•	Performance targets are set to reward executives for achieving outstanding short- and long-term results in line with our objective of enhancing long-term shareholder value. In setting short-term goals and in rewarding performance, we will take care to ensure that we do not create incentives to take inappropriate risks.

•	Offering a competitive compensation structure

•	We have established and intend to maintain a competitive structure that supports the recruitment and retention of high-performance executives, essential to driving the business results required to execute our strategy and create long-term value for shareholders. This structure is determined by evaluating peer group data which is provided and analyzed by the Committee’s independent consultant, Pay Governance LLC.

•	Maintaining a transparent compensation structure

•	The Committee strives to provide absolute transparency to executives, employees and shareholders of all aspects of BD’s compensation and benefits structure. This includes disclosure of performance targets, payout formulas and details of other earned benefits.

•	Maintaining Committee independence

•	The Committee is made up exclusively of independent directors and utilizes an independent compensation consultant, Pay Governance LLC, which, by Committee policy, is prohibited from performing any services for BD or its management without the Committee’s prior approval.

•	Retaining prerogative to adjust programs

•	The Committee retains the prerogative to change or modify compensation and benefit programs to reflect prevailing economic, market or company financial conditions.

The Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on such review and discussions, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in BD’s Annual Report on Form 10-K for the year ended September 30, 2010 and in this proxy statement.

COMPENSATION AND BENEFITS COMMITTEE

Edward F. DeGraan—Chair
Basil L. Anderson
Marshall O. Larsen
James F. Orr
Willard J. Overlock, Jr.
Bertram L. Scott

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses our executive compensation program and the compensation actions taken with respect to the executive officers named in the Summary Compensation Table on page 37. We sometimes refer to these individuals as the “named executive officers” or “NEOs.” All references in this section to years are references to our fiscal year, which ends on September 30, unless otherwise noted.

This section includes a discussion of performance targets in the limited context of our executive compensation program. These targets are not statements of management’s expectations of our future results or other guidance. Investors should not use or evaluate these targets in any other context or for any other purpose.

Executive Summary

Overview of our compensation program

Our goal is to provide an executive compensation program that best serves the long-term interests of our shareholders. We believe that attracting and retaining superior talent is a key to delivering superior shareholder returns, and that a competitive compensation plan is critical to that end. Therefore, we intend to provide a competitive compensation package to our executives, tie a significant portion of pay to performance and utilize components that best align the interests of our executives with those of BD’s shareholders.

The following is a summary of important aspects of our executive compensation program discussed later in this section.

•	The key elements of our program are salary, annual cash incentives under our Performance Incentive Plan (“PIP”) and long-term equity compensation consisting of stock-settled stock appreciation rights (“SARs”) and Performance Units.

•	We emphasize pay-for-performance in order to align executive compensation with our business strategy and the creation of long-term shareholder value.

•	While we emphasize “at risk” pay tied to performance, we believe our program does not encourage excessive risk taking by management.

•	Our executives are subject to share ownership guidelines and are prohibited from hedging against the economic risk of such ownership.

•	We offer our executives very limited perquisites, and none of them have employment agreements.

•	We have a compensation recovery policy that gives the Board discretion to recover incentive compensation paid to senior management in the event of a restatement of our financial statements due to misconduct.

•	We have change of control agreements with our executives to provide continuity of management in the event of a change of control of BD.

Changes made in 2010 to our compensation program

At the beginning of 2010, the Compensation and Benefits Committee (the “Compensation Committee”) reviewed our compensation program in light of the economic climate and our company-wide cost control efforts. The Compensation Committee also considered ways to increase the link between pay and performance. In conducting its review, the Compensation Committee was mindful of the need to attract and retain executives to lead BD’s future growth. As a result of this review, the following actions were taken for 2010:

Performance Incentive Plan

•	To emphasize our focus on “top-line” growth, a revenue target with a 25% weighting was added to the existing earnings per share target.

•	The threshold performance required for the granting of PIP awards was raised from 80% to 90% of target performance.

•	As part of our cost-cutting efforts, the Compensation Committee decided that meeting target performance for the year would only result in awards at 60% of an executive officer’s target award, subject to the Compensation Committee’s discretion to adjust such amounts.

Equity compensation

•	In order to increase the portion of performance-based compensation paid to our executives, the use of time-vested restricted stock units was discontinued. Equity compensation awards to our executive officers now consist solely of SARs and Performance Units.

Overview of 2010 operating performance and summary of compensation actions

In 2010, BD continued to face a challenging economic climate. Reduced hospital visits in the U.S., lower diagnostic testing in Europe and other effects of the global economy resulted in weakened demand for our products during the year. In response, our management team undertook significant cost-control measures, increased productivity and took other steps to maintain our profitability during this difficult period. As a result of these efforts, we reported a 5.5% increase in revenues, and an increase in adjusted earnings per share that exceeded our initial guidance for the year. BD also generated operating cash flows of $1.7 billion. This strong cash flow allowed us to invest $431 million (or approximately 6% of revenues) in research and development and $537 million in capital expenditures to support future growth. At the same time, we returned $1.1 billion to our shareholders through dividends and share repurchases, an increase of 26% from the prior year.

Despite BD’s strong performance for the year, total cash compensation paid to BD’s executives was lower than in 2009. Given the uncertain business environment we faced going into 2010, and based on management’s recommendation, the Compensation Committee froze the salaries of our executives at calendar year 2009 levels. Also, due to the changes to the PIP put in place for 2010 discussed above, PIP awards to our executive officers were significantly lower than in 2009, despite BD’s having exceeded target performance for the year.

In addition, the lower revenue growth BD experienced in 2010 contributed to a below-target payout of Performance Units covering the 2008-2010 performance cycle. These Performance Units paid out at 44% of the share target.

Consistent with our past practice, performance-based equity compensation represented a significant component of compensation in 2010. Equity compensation award values for our executives increased compared to 2009, primarily due to adjustments made to align award values with those of peer companies.

Objectives of Our Executive Compensation Program

The objectives of our executive compensation program include:

Offering competitive compensation. We seek to offer a competitive compensation package that helps us attract and retain our executives.

Linking compensation to performance. We seek to implement a pay-for-performance philosophy by rewarding the achievement of financial and other goals that support long-term shareholder value.

Aligning executives with our shareholders. We seek to align the interests of our executives with those of our shareholders through equity compensation and share ownership guidelines.

The Process for Setting Executive Compensation

The role of the Compensation Committee, its consultant and management

The Compensation Committee oversees the compensation program for the named executive officers and our other executive officers. The Compensation Committee is assisted in fulfilling its responsibilities by its independent consultant, Pay Governance LLC (“Pay Governance”), and BD’s senior management. Additional information about our process for setting executive compensation, including the role of Pay Governance and management, may be found on pages 12-13. In order to maintain the independence of its outside consultant, the Compensation Committee has established a policy that prohibits its consultant from performing any services for BD’s management without the Compensation Committee’s prior approval. In accordance with this policy, BD did not engage Pay Governance to perform services in 2010.

The use of market comparison data

The Compensation Committee considers a number of factors in structuring our program and making compensation decisions. This includes the compensation practices of select peer companies in the healthcare industry, which we refer to as the “Comparison Group.” These companies were chosen by the Compensation Committee after considering the recommendations of Pay Governance and management, and were selected because they have significant lines of business that are similar to BD’s. The Compensation Committee believes that reference to the Comparison Group is appropriate when reviewing BD’s compensation program because it believes we compete with these companies for executive talent. The Compensation Committee reviews the composition of the Comparison Group at least annually. The companies in the Comparison Group are:

Abbott Laboratories	Hospira, Inc.
Agilent Technologies, Inc.	Johnson & Johnson
Alcon, Inc.	Medtronic, Inc.
Allergan, Inc.	PerkinElmer, Inc.
C.R. Bard, Inc.	Roche Diagnostics
Baxter International Inc.	St. Jude Medical, Inc.
Beckman Coulter, Inc.	Stryker Corporation
Boston Scientific Corporation	Thermo Fisher Scientific Inc.
Covidien plc	Zimmer Holdings, Inc.

Compensation data from Abbott Laboratories, Johnson & Johnson and Roche Diagnostics is only used by the Compensation Committee when reviewing the compensation of Messrs. Forlenza, Kozy and Cohen. These three companies are not considered when reviewing the compensation of Messrs. Ludwig and Elkins.

The Compensation Committee attempts to set the compensation of our executive officers at levels that are competitive with the Comparison Group. To do this, the Compensation Committee seeks to estimate the median salary, annual cash incentive and long-term equity compensation, and the combined total of these elements, of persons holding the same or similar positions at the Comparison Group companies, based on available information. The Compensation Committee then generally seeks to target the compensation of our executive officers for each of these elements within a competitive range, assuming payout of performance-based compensation at target. The Compensation Committee considers targeted compensation to be in a competitive range if it is within 15% of the median of the Comparison Group. This range is a guideline, and the Compensation Committee retains the flexibility to set target compensation outside the range for an individual or for a specific element of compensation when the Compensation Committee deems it appropriate. An executive’s actual compensation may vary from the target amount set by the Compensation Committee based on the individual’s and BD’s performance and changes in our stock price.

Setting compensation targets based on market comparison data is intended to ensure that our compensation practices remain competitive. Because each compensation element is reviewed individually, compensation decisions made with respect to one element of compensation generally do not affect decisions made with respect to other elements. It is also for this reason that no specific formula is used to determine the allocation between cash and equity compensation, although it is the Compensation Committee’s intent that equity compensation represent the largest percentage of overall target compensation. In addition, because an executive’s compensation target is set by reference to persons with similar duties at the Comparison Group companies, the Compensation Committee does not establish any fixed relationship between the compensation of our Chief Executive Officer (“CEO”) and that of the other named executive officers.

The use of tally sheets

Annually, the Compensation Committee is provided a “tally sheet” report prepared by management for each named executive officer. The tally sheet includes, among other things, total annual compensation, the value of unexercised or unvested equity compensation awards, and amounts payable upon termination of employment under various circumstances, including retirement or a change of control. The Compensation Committee uses tally sheets to provide perspective on the wealth the executives have accumulated from prior equity awards and plan accruals and their retentive value, consider any changes to our program that may be appropriate (including the mix of compensation elements), and provide additional context for their compensation decisions.

Our emphasis on pay-for-performance

We do not use a specific formula to determine the mix of performance-based and fixed compensation paid to our executives. However, our emphasis on pay-for-performance resulted in performance-based compensation (which we define as PIP awards, Performance Units and SARs) being a significant part of executive compensation in 2010, representing 87% of total target compensation of our CEO and an average of 78% for our other named executive officers, as shown in the charts below. This compares to 70% for our CEO and 62% for our other named executive officers in 2009 (excluding Mr. Elkins, who only joined BD in 2009).

2010 Total Target Compensation

The above charts are based on the target values of performance-based compensation. Actual amounts received (and the percentage of total compensation coming from performance-based compensation) may differ based on performance and BD’s stock price.

Our risk analysis of performance-based compensation

While a significant portion of executive compensation is performance-based, we do not believe that our program encourages excessive or unnecessary risk-taking. While risk-taking is a necessary part of operating and growing a business, the Compensation Committee focuses on aligning BD’s compensation policies with our long-term strategy and attempts to avoid short-term rewards for management decisions that could pose long-term risks to BD. This includes:

•	Limits on PIP awards. We do not overweight short-term incentives. PIP awards are also capped at 200% of an executive’s target award to protect against disproportionately large short-term incentives, and the Compensation Committee has broad discretion in determining PIP awards based on such factors it deems appropriate, including whether management has taken unnecessary or excessive risk.

•	Share Ownership Guidelines. Our share ownership guidelines ensure that our executives have a significant amount of their personal wealth tied to long-term holdings in BD stock.

•	Use of Long-Term Equity Compensation. The largest percentage of total target compensation is long-term equity compensation that vests over a period of years, which encourages our executives to focus on sustaining BD’s long-term performance.

•	Use of Performance Units. About half an executive’s equity compensation consists of Performance Units that have a three-year performance cycle, which focuses management on sustaining BD’s long-term performance. We also cap the payout of these awards at 200% of target.

•	Retention requirement for SARs. The value of SARs is based on BD’s stock price over time. While this could encourage executives to take risks intended to result in short-term increases in our stock price, we mitigate this risk by requiring all of our executive officers to hold 75% of the net, after-tax shares received upon exercise for one year (even if they are already in compliance with our share ownership guidelines). This risk is further mitigated by including Performance Units as a part of equity compensation and by our share ownership requirements.

•	Performance Metrics. We use a variety of performance metrics (earnings per share, revenue growth and return on invested capital) that we believe correlate to long-term shareholder value and that are affected by management decisions.

The Key Elements of Our Compensation Program

The key elements of our executive compensation program are summarized in the table below.

Component	Description		Purpose

Base salary	Fixed cash compensation that is based on performance, scope of responsibilities, experience, and competitive pay practices.		Provide a fixed, baseline level of compensation.
Performance Incentive Plan award	Cash payment tied to performance during the fiscal year.		Reward BD’s achieving or exceeding annual performance objectives and individual contributions to BD’s performance.
Long-term equity compensation:
• Stock appreciation rights	Right to receive, upon exercise, shares equal in value to the difference between exercise price and current BD stock price.	) ) ) ) ) ) ) )	Increase executive ownership, promote executive retention, align compensation with the achievement of long-term performance objectives and reward the creation of shareholder value.
• Performance Units	Performance-based restricted stock units tied to BD’s performance over three-year performance period.

The Compensation Committee believes this combination of cash and equity compensation furthers the objectives of our executive compensation program. Based on prevailing market practices, the Compensation Committee provides a mix of salary, annual cash incentive and equity compensation awards to offer a competitive compensation package. This structure also promotes our pay-for-performance philosophy by linking pay levels to both our short-term performance (through PIP awards) and long-term performance (through Performance Units and SARs). A significant portion of compensation is also provided through equity compensation awards, which align the interests of the executives with our shareholders, promote executive retention and reward the creation of shareholder value.

How PIP and Equity Compensation Are Awarded

PIP

The PIP provides our executives an opportunity to receive a cash incentive award for BD’s performance for the fiscal year and their contribution to that performance, as part of our pay-for-performance philosophy.

Target awards. Target PIP awards for the named executive officers for 2010 are expressed as a percentage of base salary, as follows:

Target Award
Name and Position	as % of Salary

Edward J. Ludwig	120%
Chairman and Chief Executive Officer
David V. Elkins	70%
Executive Vice President and Chief Financial Officer
Vincent A. Forlenza	85%
President and Chief Operating Officer
William A. Kozy	70%
Executive Vice President
Gary M. Cohen	70%
Executive Vice President

Based on available data, the 2010 target awards for our named executive officers were within the competitive range targeted by the Compensation Committee. The “Grants of Plan-Based Awards in Fiscal Year 2010” table on page 39 shows the range of possible awards under the PIP.

Executive officers are eligible to receive PIP awards only if BD first meets a baseline net income target established by the Compensation Committee. Achievement of this baseline performance target results in an allocation of the maximum PIP award that may be paid to a named executive officer (200% of target). The Compensation Committee has the discretion (and has always exercised this discretion) to reduce the amount of the award based on such factors as the Compensation Committee deems appropriate.

The factors the Compensation Committee considers when setting PIP awards include BD’s overall performance for the year, and the executive’s target award and performance. CEO performance is measured against the performance goals for the year established by the Board. For the other named executive officers, the CEO provides an assessment to the Compensation Committee of how those executive officers performed against the performance objectives relating to the businesses or functions they oversee. In each case, the performance objectives for a named executive officer involve a combination of quantitative and qualitative goals. However, no specific formula or weighting of individual performance objectives is used to determine a named executive officer’s PIP award, nor is the achievement of any particular individual performance objective a condition to receiving an award. Instead, the Compensation Committee uses its business judgment to determine the appropriate PIP award to recognize BD’s performance and the executive’s contribution.

Performance Targets. Funding for PIP awards is determined by a formula tied to how BD performs during the year against the performance targets set by the Compensation Committee. Historically, we have used diluted earnings per share from continuing operations (“EPS”) as the performance measure for the PIP. In 2010, the Compensation Committee added a revenue growth target as well. The EPS target is weighted 75% and the revenue growth target is weighted 25%. The EPS and revenue targets are based on BD’s business plan for the fiscal year. Revenue growth is measured after eliminating the effects of foreign currency translation so that only improvement in underlying performance is considered. In reviewing BD’s operating results against the performance targets, the Compensation Committee has the discretion to adjust BD’s results to account for acquisitions and divestitures, and items that are not considered part of our ordinary operations. This ensures that management makes decisions based on the best interests of BD, rather than the possible effects on its compensation. This discretion is also used to make sure our executives are not unfairly penalized by, or benefitted from, these types of events.

We use EPS as a performance target because it is the primary basis on which we set our performance expectations for the year, and EPS is a widely-used measure of overall company performance. For this reason, EPS is more heavily weighted than revenue growth. The revenue growth target was added to increase management’s focus on achieving strong “top-line” growth, consistent with our business strategy. We believe that consistent EPS and revenue growth will result in the creation of long-term shareholder value. We also use these targets because they are clear, measurable and easy for our associates to understand.

In 2010, the Compensation Committee also raised the threshold performance required for the granting of PIP awards from 80% to 90% of target performance. This change was made to further emphasize the link between pay and performance. The Compensation Committee does not believe that this is an unreasonably high threshold. As part of our cost control measures, the Compensation Committee also decided that, for 2010, meeting target performance will only result in awards at 60% of an executive officer’s target, subject to the Compensation Committee’s discretion to adjust the awards based on individual performance.

Long-Term Equity Compensation

The equity compensation awards made to the named executive officers in 2010 consisted of SARs and Performance Units. A description of each type of award is on page 40. In 2009, the named executive officers received time-vested restricted stock units, or “Time-Vested Units,” in addition to Performance Units and SARs. In 2010, the Compensation Committee discontinued the use of Time-Vested Units for our executive officers and other members of senior management. This change to purely performance-based equity compensation was made to increase the link between executive compensation and long-term performance.

How awards are determined. The Compensation Committee determines the grant date dollar value of the award to be made to each named executive officer, based on market compensation comparison data and individual performance, and awards approximately half of such value in Performance Units and the other half in SARs. The values given to equity compensation awards by the Compensation Committee are only estimates, and are not intended to be predictive of the actual value that will be realized from the awards. The amount ultimately realized will based on BD’s performance and our stock price.

Performance Unit targets. The performance measures used for the Performance Units are average revenue growth and average return on invested capital (“ROIC”). For the awards made in 2010, revenue growth is weighted 70% and ROIC is weighted 30%. In setting revenue growth and ROIC targets, the Compensation Committee considers BD’s business plan at the time of the grant and what the Compensation Committee believes is a reasonable range of performance over the performance period, as well as economic trends in the segments in which we operate. The Compensation Committee’s goal is to set challenging but achievable targets. Despite the effects of the global recession, the Compensation Committee has not revised the performance targets of any prior Performance Unit grants.

We use revenue growth as a performance metric because it is directly tied to our long-term growth strategy. For this reason, it is weighted more heavily than ROIC. Revenue growth is measured after eliminating the effect of foreign currency translation so that only improvement in underlying performance is counted. ROIC is used to motivate our executives to maintain BD’s profitability and balance sheet strength. The Compensation Committee believes that sustained performance in revenue growth and ROIC will lead to increasing long-term value for our shareholders.

Performance Unit awards are given a share target. The actual number of shares issued is determined by a grid, and can range anywhere from zero (if BD fails to meet the minimum performance threshold for both revenue growth and ROIC) to 200% of the share target (if BD meets or exceeds the maximum payout threshold for both revenue growth and ROIC). In determining payouts, the Compensation Committee has the discretion to adjust BD’s operating results to account for events that occur during the performance period, similar to its discretion under the PIP.

As with PIP awards, the named executive officers are eligible to receive Performance Unit payouts only if BD first meets a baseline net income target set by the Compensation Committee. Meeting this baseline target results in a maximum award payout, subject to the discretion of the Compensation Committee (which has always exercised this discretion) to reduce the amount of the payout based on the revenue and ROIC grid discussed above. For purposes of this proxy statement, when discussing performance measures for Performance Units, we refer to the revenue and ROIC targets.

Compensation Actions

Below is a discussion of compensation actions taken with respect to the named executive officers.

Salary adjustments

The base salaries of the named executive officers are reviewed each November, and any adjustments go into effect on January 1 of the following calendar year. In light of economic conditions and based on management’s recommendation, our named executive officers did not receive any salary increase for calendar year 2010. Based on available data, the 2010 salaries for our named executive officers, other than Mr. Forlenza, were within the competitive range targeted by the Compensation Committee. Mr. Forlenza’s salary was slightly above the competitive range, in recognition of the additional duties Mr. Forlenza has assumed beyond his role as President (which ultimately led to the Board adding Chief Operating Officer to his title in July 2010).

PIP awards

Our performance for 2010 compared to the performance targets was as follows:

		Adjusted	Percentage
	Target	Performance	Achieved

EPS (75% weighting)	$4.83	$4.96	102.7%
Currency-neutral revenue growth (25% weighting)	5.7%	5.6%	99.7%

Both the EPS and revenue targets were adjusted for divestitures during the year. Reported EPS for the year was $4.90. In reviewing BD’s results, the Compensation Committee exercised its discretion to adjust EPS for the charge we took as a result of provisions in the recently-enacted federal healthcare reform law. The Compensation Committee adjusted for this charge because it resulted purely from a change in existing law and was not related to our ordinary operations. The Compensation Committee also adjusted EPS for the one-time gain recognized in connection with a divestiture and for certain tax benefits originally budgeted to be realized in 2010, but which are now expected to be realized in 2011 and are factored into the EPS target for the 2011 PIP awards.

Based on this performance, BD achieved 102% of target performance for the year, which ordinarily would result in PIP funding for 110% of target awards. However, as discussed earlier, the Compensation Committee decided that, for 2010, target performance would result in awards at 60% of an executive officer’s target, subject to the Compensation Committee’s discretion to adjust the awards. After its review of BD’s performance and that of the named executive officers, the Compensation Committee increased the awards for the named executive officers above the 60% level for the reasons discussed below. However, each executive still received less than his target award.

The following table shows the PIP awards granted for 2010. These awards are also set forth in the Summary Compensation Table on page 37 under the heading “Non-Equity Incentive Plan Compensation.”

	Target Incentive	Actual Incentive
Name	Award	Award

Edward J. Ludwig	$1,284,000	$850,000
David V. Elkins	350,000	325,000
Vincent A. Forlenza	552,500	510,000
William A. Kozy	402,500	372,000
Gary M. Cohen	399,000	319,000

The awards to the named executive officers reflect what the Compensation Committee believes was superior performance during the year by BD’s management team. In making these awards, the Compensation Committee considered that, through management’s efforts, BD was able to achieve its revenue and earnings goals for the year despite continuing challenges in the global economy. Importantly, BD was able to achieve these results without sacrificing our investment in BD’s growth opportunities. In addition, the Compensation Committee noted significant progress during the year on projects and initiatives that are important to BD’s future growth. These include further development of BD’s business strategy, including a go-to-market strategy in China and other emerging markets, initiatives to improve product innovation, a review of BD’s global cost structure and other operating effectiveness projects, the upgrade of our enterprise resource planning system, and efforts to strengthen BD’s international distribution management and ensure compliance with BD’s ethical standards by distributors and agents.

Equity compensation awards

The Compensation Committee made the equity compensation awards to the named executive officers reflected on page 39. The increase in award values over the prior year for Messrs. Ludwig, Forlenza, Kozy and Cohen is attributable in part to adjustments in target award values the Compensation Committee made after considering compensation data relating to the Comparison Group and determining that the previous award values were below the competitive range. The increase is also due in part to a change in the Compensation Committee’s methodology in valuing the awards. Because of the sharp decline in the stock market at the time, the Compensation Committee used an assumed BD stock price to value the 2009 grants that was significantly higher than the BD stock price on the date of grant, resulting in fewer SARs and units being granted. For the 2010 grants, the Compensation Committee used the average BD closing price for the 20 trading days prior to the grant to value the awards, which more closely approximated the value of BD stock on the grant date.

Based on available data, the equity compensation awards for Messrs. Ludwig, Kozy and Cohen were within the competitive range targeted by the Compensation Committee. The Compensation Committee set the value of Mr. Forlenza’s award above the competitive range, in recognition of the additional duties Mr. Forlenza has assumed, as discussed above. The award made to Mr. Elkins was below the competitive range for chief financial officers. The Compensation Committee set Mr. Elkins’ award value at this level since he was new to his role when the grant was made. The Compensation Committee subsequently reset Mr. Elkins’ target award value to more closely approximate the median of the Comparison Group.

The Performance Units included in these awards cover the 2010-2012 performance period, and have the minimum performance thresholds, target performance and maximum payout thresholds set forth below.

	Minimum
	Performance	Target	Maximum Payout
Performance Measure	Threshold	Performance	Threshold

Currency-neutral revenue growth	4%	7%	11%
ROIC	28%	32%	35%

The revenue growth target for the 2010 grant is lower than the target for the previous year’s grant, while the ROIC target is higher. The Compensation Committee set this revenue target after considering the prevailing economic conditions and the growth trends in the segments in which we operate. The Compensation Committee believes this revenue target is higher than the average expected revenue growth of the Comparison Group companies over the period covered by the award, and represents a challenging goal for management given the economic climate and its expected effect on BD’s near-term results.

Payout of prior Performance Unit awards

2007-2009 performance period

In November 2009, Performance Units covering the 2007-2009 performance period vested. These awards had performance targets of 9% currency-neutral revenue growth and 30% ROIC. Our adjusted revenue growth and ROIC over the performance period were 6.1% and 31.7%, respectively, resulting in a payout of 77% of the share target. See the “Option Exercises and Stock Vested in Fiscal Year 2010” table on page 43.

In determining the payout, the Compensation Committee used its discretion to adjust BD’s revenue growth and ROIC to take into account acquisitions and divestitures. The Compensation Committee also adjusted ROIC for the period to eliminate the effects of non-cash charges incurred in connection with acquisitions and the charge relating to the pending settlement of certain antitrust cases. It was determined that these actions were in the best interests of BD, and the Compensation Committee did not believe it was appropriate for the Performance Unit payouts to be reduced as a result. Based on these adjustments, the share payout of the awards was adjusted upward from 74% to 77% of the share target.

2008-2010 performance period

In November 2010, Performance Units covering the 2008-2010 performance period vested. These awards had performance targets of 8.5% currency-neutral revenue growth and 31% ROIC. Our adjusted revenue growth and ROIC over the performance period were 5.8% and 30.8%, respectively. This resulted in a payout of these awards at 44% of the share target. In determining the payout, the Compensation Committee used its discretion to adjust BD’s revenue growth and ROIC to take into account acquisitions and divestitures. ROIC was also adjusted for the charge relating to the litigation settlement mentioned above. However, these adjustments did not affect the final share payout of the awards.

Other Benefits Under Our Executive Compensation Program

Company transportation

The Compensation Committee encourages Mr. Ludwig to use BD aircraft for his personal and business travel, in order to make more efficient use of his travel time, enhance his personal security and reduce business continuity risk. BD and Mr. Ludwig have entered into a time-sharing arrangement under which Mr. Ludwig makes payments to BD for his personal use of BD aircraft. For 2010, Mr. Ludwig paid BD $236,028 in time-share payments. These payments covered all of the incremental costs relating to Mr. Ludwig’s personal flights. Additional information on the time-sharing arrangement is set forth in the notes to the Summary Compensation Table on page 38.

Deferred compensation

Our Deferred Compensation and Retirement Benefit Restoration Plan is an unfunded, nonqualified plan that, among other things, allows eligible associates to defer receipt of cash compensation and shares issuable under certain equity compensation awards. The plan is offered to our eligible associates as part of a competitive compensation program. It gives eligible associates the opportunity to defer compensation on a pre-tax basis in addition to what is allowed under our tax-qualified 401(k) plan. The table on page 46 shows activity in the deferral accounts of the named executive officers during 2010. We do not provide any guaranteed earnings on amounts deferred by the named executive officers. Earnings on these accounts are based on their individual investment elections. BD provides matching contributions on cash amounts deferred under the plan, subject to certain limits.

Pension benefits

We offer retirement benefits for all of our U.S. associates. Because the Internal Revenue Code limits the maximum annual benefit that may be paid to an individual under our qualified Retirement Plan, we provide additional retirement benefits through our non-qualified Deferred Compensation and Retirement Benefit Restoration Plan. Together, these plans are designed to provide a market-competitive level of income replacement for our retirement-eligible associates, reduce associate turnover and contribute towards providing a competitive compensation package. A more complete description of our pension benefits begins on page 43. The named executive officers participate in these plans on the same basis as all eligible associates.

Change of control agreements

We have an agreement with each named executive officer relating to his employment following a change of control. This agreement provides the executive with continued employment for a period of two years following a change of control of BD. It also provides certain benefits to the executive in the event his employment is terminated, or he leaves his employment for “good reason” (also known as a constructive termination), during this period. Generally, these benefits include a severance payment equal to a multiple of the executive’s salary and PIP award, and certain other benefits. A more complete description of the terms and potential payouts of our change of control agreements begins on page 47.

General purpose. Our change of control agreements are intended to retain the executives and provide continuity of management in the event of an actual or threatened change of control of BD. These change of control benefits are reviewed from time-to-time by the Compensation Committee to ensure that they are consistent with our compensation objectives and market practices. Based on information provided by Pay Governance, change of control arrangements are used by a substantial majority of the companies in the Comparison Group, and the terms of our agreements, including the severance multiple, are consistent with the prevailing practices at those companies. The Compensation Committee believes the benefits provided under these agreements are appropriate and are consistent with our objective of attracting and retaining highly-qualified executives.

In setting the potential payments under these agreements, the Compensation Committee does not consider the wealth accumulated by the named executive officers under prior compensation awards or our benefit plans, because the Compensation Committee believes these agreements are important in protecting shareholder interests in the event of an actual or threatened change of control. In addition, while salary and PIP decisions affect the potential payouts under these agreements, this did not affect the Compensation Committee’s decision-making. The Compensation Committee does not believe it is appropriate to base salary and PIP decisions on the potential effect they may have under change of control agreements that may never be triggered.

Triggering events. Our agreements contain a “double trigger”—that is, there must be a change of control of BD and a termination of the executive’s employment in order for any payments to be made. We opted for a double-trigger, rather than a “single trigger” that provides for severance payments solely on the basis of a change of control, since a double trigger is consistent with the purpose of encouraging the continued employment of the executive.

“Gross-up” payments. In certain instances, payments made to a named executive officer on account of his termination may be subject to a 20% excise tax. To offset the effect of the excise tax, we will make a “gross-up” payment to the named executive officer to reimburse him for the excise tax. We provide for these payments because they allow an executive to recognize the full intended economic benefit of his agreement and eliminate unintended disparities between executives that the excise tax can arbitrarily impose, owing to the particular structure of this tax provision.

Other change of control provisions

Upon a change of control, all outstanding equity compensation awards granted to our associates, including the named executive officers, immediately vest. Unlike the “double trigger” discussed above, no termination of employment is required for the accelerated vesting of the awards. This “single-trigger” vesting provides our associates with the same opportunity as our shareholders to realize the value created by the transaction. Based on information provided by Pay Governance, the Compensation Committee believes that these accelerated vesting provisions are consistent with market practices.

Significant Policies and Additional Information Regarding Executive Compensation

Recovery of prior compensation

The Board of Directors has adopted a policy that gives the Board the discretion to require a member of the BD Leadership Team to reimburse BD for any PIP award or Performance Unit payout that was based on financial results that were subsequently restated as a result of such member’s misconduct. The Board also has the discretion to cancel any equity compensation awards (or recover payouts under such awards) that were granted to such person with respect to the restated period, and require the person to reimburse BD for any profits realized on any sale of BD stock occurring after the public issuance of the financial statements that were subsequently restated. The BD Leadership Team consists of 53 members of senior management, and includes the named executive officers.

The policy also gives the Board the authority to require those members of the BD Leadership Team who were not involved in the misconduct to reimburse BD for the amount by which their PIP award or Performance Unit payouts exceeded the amount they would have received based on the restated results.

Share retention and ownership guidelines

In order to increase executive share ownership and promote a long-term perspective when managing our business, our share retention and ownership guidelines require the named executive officers and other members of the BD Leadership Team to retain in BD stock 75% of the net after-tax proceeds from any equity compensation awards until the person achieves the required ownership level. The required ownership levels are as follows:

Chief Executive Officer	5 times salary
President	5 times salary
Other Executive Officers (8 persons)	3 times salary
Other BD Leadership Team Members	1 times salary

Shares held directly, shares held indirectly through our 401(k) plan and deferred compensation plan, and time-vested restricted stock units are included in determining a person’s share ownership. Each of the named executive officers has holdings in excess of his ownership requirement, other than Mr. Elkins, who joined BD in December 2008. We have a policy that prohibits our associates from engaging in options, puts, calls or other transactions that are intended to hedge against the economic risk of owning BD shares.

Timing of equity awards

The Compensation Committee has adopted a policy that prohibits the backdating of any equity grant, and requires our annual equity compensation awards and any “off-cycle” awards approved by our CEO to be made on fixed dates. The policy also prohibits manipulating the timing of either the public release of information or the grant of an award in order to increase the value of the award. Under the policy, the exercise price of any stock option or SAR award will be the closing price of BD stock on the grant date.

Tax considerations

Section 162(m) of the Internal Revenue Code precludes BD from taking a federal income tax deduction for compensation paid in excess of $1 million to a named executive officer (other than our Chief Financial Officer). This limitation does not apply, however, to “performance-based” compensation, which includes SARs, stock options, Performance Units and PIP awards. Salary does not constitute “performance-based” compensation and is subject to the limitations of Section 162(m). While the Compensation Committee generally attempts to preserve the deductibility of compensation paid to the named executive officers, the Compensation Committee believes the primary purpose of our compensation program is to support BD’s business strategy and the long-term interests of our shareholders. Therefore, the Compensation Committee maintains the flexibility to award compensation that may be subject to the limits of Section 162(m) if doing so furthers the objectives of our executive compensation program.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

The following table shows the compensation provided by BD to each of the named executive officers.

2010 SUMMARY COMPENSATION TABLE

								Change in
								Pension Value
								and Nonqualified
							Non-Equity	Deferred	All
Name and					Stock	Option	Incentive Plan	Compensation	Other
Principal Position	Year	Salary(1)	Bonus		Awards(2)	Awards(2)	Compensation(3)	Earnings(4)	Compensation(5)	Total

Edward J. Ludwig	2010	$1,070,000	0		2,926,049	2,965,638	850,000	$2,158,930	$34,405	$10,005,022
Chairman and Chief	2009	1,070,000	0		2,928,188	1,599,932	1,500,000	2,918,894	33,055	10,050,069
Executive Officer	2008	1,059,846	0		3,151,328	1,869,723	1,526,179	0	14,280	7,621,356
David V. Elkins	2010	500,000	$250,000	(6)	638,393	647,047	325,000	36,394	52,145	2,448,979
Executive Vice	2009	413,462	220,000	(7)	327,829	0	350,000	13,697	78,381	1,403,369
President and Chief Financial Officer
Vincent A. Forlenza	2010	650,000	0		1,064,038	1,078,417	510,000	1,019,476	36,352	4,358,283
President and Chief	2009	622,538	0		1,018,500	556,504	625,000	1,108,180	36,202	3,966,924
Operating Officer	2008	538,654	0		762,596	452,472	625,000	0	39,587	2,418,309
William A. Kozy	2010	575,000	0		782,014	792,630	372,000	993,335	41,657	3,556,636
Executive Vice	2009	567,154	0		705,313	385,383	470,000	1,213,906	35,446	3,377,202
President	2008	538,654	0		762,596	452,472	470,000	0	14,040	2,237,762
Gary M. Cohen	2010	570,000	0		782,014	792,630	319,000	586,216	34,022	3,083,882
Executive Vice	2009	564,769	0		705,313	385,383	450,000	734,407	31,982	2,871,854
President	2008	545,685	0		762,596	452,472	440,000	0	10,674	2,211,427

(1)	Salary. BD’s fiscal year ends September 30. The amounts shown in the “Salary” column reflect three months of salary at one calendar year rate and nine months at the following calendar year rate.

(2)	Stock Awards and Option Awards. The amounts shown in the “Stock Awards” column (which includes performance-based and time-vested restricted stock units) and “Option Awards” column (which includes stock appreciation rights) reflect the grant date fair value of the awards under FASB ASC Topic 718 (disregarding estimated forfeitures). For a description of the methodology and assumptions used by us in arriving at the amounts reflected in these columns, see the notes to the consolidated financial statements contained in our Annual Reports on Form 10-K for the years ended September 30, 2010, 2009 and 2008, respectively.

Amounts included in the “Stock Awards” column for 2010 represent awards of Performance Units, which are performance-based restricted stock units. The amounts shown represent the grant date fair value of these awards at target payout. Below are the grant date fair values of these awards, assuming maximum payout (200% of target):

Name	Value at maximum payout

Edward J. Ludwig	$5,852,098
David V. Elkins	1,276,786
Vincent A. Forlenza	2,128,076
William A. Kozy	1,564,028
Gary M. Cohen	1,564,028

(3)	Non-Equity Incentive Plan Compensation. Includes amounts earned under BD’s Performance Incentive Plan. These amounts are paid in January of the fiscal year following the fiscal year in which they are earned, unless deferred at the election of the named executive officer.

(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings.

Pension—Amounts shown are the aggregate changes in the actuarial present value of accumulated benefits under our defined benefit pension plans (including our restoration plan). These amounts represent the difference between the present value of accumulated pension benefits at normal retirement age at the beginning and end of the fiscal year. A decrease in present value is shown in the above table as “0.” Information regarding the named executive officers’ accumulated benefits under our pension plans at normal retirement age is on page 44.

Deferred Compensation—Earnings on nonqualified deferred compensation are not included in this column, since no named executive officer earned above-market or preferential earnings on nonqualified deferred compensation during the fiscal years shown. Information on the named executive officers’ nonqualified deferred compensation accounts is on page 46.

(5)	All Other Compensation. Amounts shown for fiscal year 2010 include the following:

	Edward J. Ludwig	David V. Elkins	Vincent A. Forlenza	William A. Kozy	Gary M. Cohen

Matching contributions under plans	$33,075	$11,025	$33,075	$33,075	$33,420
Use of corporate transportation	200	—	—	—	—
Tax reimbursements	—	—	2,591	7,975	—
Relocation benefits	—	41,120	—	—	—
Term life insurance	1,130	—	686	607	602

Total	$34,405	$52,145	$36,352	$41,657	$34,022

The following is a description of these benefits:

•	Matching Contributions Under Plans—The amounts shown reflect matching contributions made by BD pursuant to our 401(k) plan and deferred compensation plan.

•	Use of Corporate Transportation—Pursuant to a policy adopted by the Board of Directors, Mr. Ludwig is encouraged to use BD aircraft for his personal and business travel. The value of Mr. Ludwig’s personal use of BD aircraft is measured by the incremental variable costs incurred by BD in connection with these personal flights that are not reimbursed by Mr. Ludwig. These variable costs include fuel, trip-related maintenance, crew travel expenses, on-board catering, and landing and parking fees. If the aircraft flies empty before picking up or dropping off Mr. Ludwig at a destination, the costs of the empty flight are included in the incremental cost. Since BD aircraft are used predominantly for business purposes, we do not include fixed costs that do not change in amount based on usage, such as depreciation and pilot salaries.

BD and Mr. Ludwig have entered into a time-sharing arrangement under which Mr. Ludwig makes time-share payments to BD for his personal use of BD aircraft. The payments are for the maximum amount permitted by Federal Aviation Administration regulations without subjecting BD to regulation as a charter carrier. Mr. Ludwig made total payments of $236,028 under this arrangement for personal flights taken in fiscal year 2010, which covered all of the variable costs incurred by BD in connection with these flights. Accordingly, no value has been attributed to his use of corporate aircraft in the Summary Compensation Table.

BD also makes available a driver and BD-leased car to Mr. Ludwig on occasion for commuting to and from work. The incremental costs incurred by BD in connection with this transportation are fuel charges and any other variable costs related to such use. Since BD-leased cars are used predominantly for business purposes, we have not included fixed costs, such as driver salaries, which do not change based on usage.

Mr. Ludwig is responsible for the payment of any tax on any income imputed to him as a result of his personal use of corporate transportation.

•	Tax Reimbursements—Mr. Kozy, a resident of New Jersey, previously spent a portion of his time in California in connection with his oversight of our BD Biosciences segment. As a result, part of the income earned by Mr. Kozy during that time was treated as being earned in California for California state tax purposes. BD reimbursed Mr. Kozy for any incremental state tax liability incurred by him as a result of being subject to California taxation. The same arrangement is in effect for Mr. Forlenza (who also is a resident of New Jersey) with respect to the period that he served as President of BD Biosciences.

•	Relocation Benefits—In connection with his joining BD, we extended certain relocation benefits to Mr. Elkins. These include a monthly housing allowance and reimbursement for travel and other costs. BD also pays any related taxes that may be payable by Mr. Elkins on his relocation benefits. For fiscal year 2010, tax reimbursements paid to Mr. Elkins in connection with these relocation benefits were $19,020.

•	Term Life Insurance—BD provides incremental term life insurance benefits to certain named executive officers beyond those provided to BD associates generally. The amounts shown reflect the dollar value of the insurance premiums paid by BD for this incremental insurance.

(6)	Represents amount paid pursuant to Mr. Elkins’ sign-on agreement to compensate him for the forfeiture of equity awards he had received from his former employer.

(7)	Represents amount paid as a sign-on bonus at the commencement of Mr. Elkins’ employment in December 2008.

INFORMATION REGARDING PLAN AWARDS IN FISCAL YEAR 2010

Set forth below is information regarding awards provided to the named executive officers in fiscal year 2010. The non-equity incentive awards were made under the BD Performance Incentive Plan. The equity awards were made under BD’s 2004 Employee and Director Equity-Based Compensation Plan.

Grants of Plan-Based Awards in Fiscal Year 2010

									All Other
									Option	Exercise	Grant
			Estimated Possible Payouts			Estimated Future Payouts			Awards:	or Base	Date Fair
			Under Non-Equity Incentive			Under Equity Incentive			Number of	Price of	Value of
			Plan Awards(2)			Plan Awards(3)			Securities	Option	Stock and
	Award	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Underlying	Awards	Option
Name	Type(1)	Date	($)	($)	($)	(#)	(#)	(#)	Options	($/Sh)(4)	Awards(5)

Edward J. Ludwig	PIP	N/A	$642,000	$1,284,000	$2,568,000

	PU	11/24/09				387	38,689	77,378			$2,926,049

	SAR	11/24/09							150,540	$75.63	2,965,638

David V. Elkins	PIP	N/A	175,000	350,000	700,000

	PU	11/24/09				84	8,441	16,882			638,393

	SAR	11/24/09							32,845	$75.63	647,047

Vincent A. Forlenza	PIP	N/A	276,250	552,500	1,105,000

	PU	11/24/09				141	14,069	28,138			1,064,038

	SAR	11/24/09							54,742	$75.63	1,078,417

William A. Kozy	PIP	N/A	201,250	402,500	805,000

	PU	11/24/09				103	10,340	20,680			782,014

	SAR	11/24/09							40,235	$75.63	792,630

Gary M. Cohen	PIP	N/A	199,500	399,000	798,000

	PU	11/24/09				103	10,340	20,680			782,014

	SAR	11/24/09							40,235	$75.63	792,630

(1)	Award Type:

PIP = Performance Incentive Plan PU = Performance Unit SAR = Stock Appreciation Right

(2)	The amounts shown represent the range of possible dollar payouts that could have been earned under the BD Performance Incentive Plan for fiscal year 2010. Actual payments under the Performance Incentive Plan for fiscal year 2010 are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 37. The amount in the “Threshold” column assumes BD achieved the minimum performance level required for the granting of Performance Incentive Plan awards, and that the named executive officer received an award equal to 50% of his award target.

(3)	The amounts shown represent the range of potential share payouts under Performance Unit awards. The amount in the “Threshold” column shows the number of shares that will be paid out assuming BD achieves the minimum performance levels required for the payment of shares. The payout amounts shown in the above table do not reflect shares that may be issued pursuant to dividend equivalent rights.

(4)	The exercise price is the closing price of BD common stock on the date of grant, as reported on the New York Stock Exchange.

(5)	The amounts shown in this column reflect the grant date fair value of the awards under FASB ASC Topic 718 used by BD for financial statement reporting purposes (disregarding estimated forfeitures). For a discussion of the assumptions made by us in arriving at the grant date fair value of these awards, see note 7 to the consolidated financial statements that are included in our Annual Report on Form 10-K for the year ended September 30, 2010.

Description of Awards

Performance Incentive Plan

The BD Performance Incentive Plan (“PIP”) provides an opportunity for annual cash incentive payments to eligible associates. A more detailed discussion of the PIP and the performance targets established under the PIP for fiscal year 2010 appears in the Compensation Discussion and Analysis section of this proxy statement. Total awards to BD’s executive officers may not, in the absence of special circumstances, exceed 3% of our reported after-tax net income for the fiscal year.

Equity Compensation Awards

Performance Units. Performance Units are performance-based restricted stock units that vest three years after grant. The potential payouts under these awards range anywhere from zero to 200% of the award’s share target. The actual payout will be based on BD’s performance against the performance targets over the three-year performance period covering fiscal years 2010-2012. The performance targets include 7% average annual revenue growth (after excluding the effects of foreign currency translation) and average return on invested capital of 32%. Performance Units accrue dividend equivalents each time BD pays a dividend on its common stock, which are deemed to be reinvested in BD shares on the date the dividend is paid. Dividend equivalents accrue at the same rate as dividends are paid on BD common stock, and are paid, in the form of shares, only if and when the underlying award vests. The value of the dividend equivalent rights is included in the amount shown in the above table and the “Stock Awards” column of the Summary Compensation Table. Performance Units are not transferable, and holders may not vote shares underlying the award until the shares have been distributed.

Stock-Settled Stock Appreciation Rights. A stock appreciation right (“SAR”) represents the right to receive, upon exercise, shares of BD common stock equal in value to the difference between the market price of BD common stock at the time of exercise and the exercise price. SARs have a ten-year term, and become exercisable in four equal annual installments, beginning one year following the grant date. Executive officers are required to hold 75% of the net, after-tax shares received upon exercise of the SARs for a period of one year following exercise.

Change of Control. Performance Units and SARs fully vest upon a change of control (see “Accelerated Vesting of Equity Compensation Awards Upon a Change of Control” on page 48).

OUTSTANDING EQUITY AWARDS

The following table sets forth the outstanding equity awards held by the named executive officers at the end of fiscal year 2010.

Outstanding Equity Awards at 2010 Fiscal Year-End

	Option Awards					Stock Awards
								Equity	Equity
								Incentive Plan	Incentive Plan
								Awards:	Awards:
							Market	Number of	Market or
		Number of	Number of			Number of	Value of	Unearned	Payout Value
		Securities	Securities			Shares or	Shares or	Shares, Units	of Unearned
		Underlying	Underlying	Option		Units of	Units of	or Other	Shares, Units
		Unexercised	Unexercised	Exercise	Option	Stock That	Stock That	Rights That	or Other Rights
	Grant	Options	Options	Price	Expiration	Have Not	Have Not	Have Not	That Have Not
Name	Date	Exercisable(1)	Unexercisable(1)	($/Sh)	Date	Vested(2)	Vested(3)	Vested(4)	Vested(3)

Edward J. Ludwig	11/25/2002	220,000	0	$29.99	11/25/2012

	11/24/2003	98,961	0	$38.78	11/24/2013

	11/23/2004	76,409	0	$54.41	11/23/2014

	11/21/2005	86,819	0	$59.16	11/21/2015

	11/21/2006	58,935	19,645	$71.72	11/21/2016

	11/20/2007	37,514	37,515	$84.33	11/20/2017

	11/25/2008	24,828	74,485	$62.50	11/25/2018

	11/24/2009	0	150,540	$75.63	11/24/2019

	Various					123,342	$9,139,642	71,933	$5,330,235

David V. Elkins	11/24/2009	0	32,845	$75.63	11/24/2019

	Various					5,494	407,105	8,610	638,001

Vincent A. Forlenza	11/27/2001	692	0	$32.49	11/27/2011

	11/25/2002	45,000	0	$29.99	11/25/2012

	11/24/2003	26,000	0	$38.78	11/24/2013

	11/23/2004	22,923	0	$54.41	11/23/2014

	11/21/2005	21,118	0	$59.16	11/21/2015

	11/21/2006	13,554	4,519	$71.72	11/21/2016

	11/20/2007	9,078	9,079	$84.33	11/20/2017

	11/25/2008	8,636	25,908	$62.50	11/25/2018

	11/24/2009	0	54,742	$75.63	11/24/2019

	Various					35,302	2,615,878	25,645	1,900,295

William A. Kozy	11/24/2003	26,000	0	$38.78	11/24/2013

	11/23/2004	22,923	0	$54.41	11/23/2014

	11/21/2005	21,118	0	$59.16	11/21/2015

	11/21/2006	13,554	4,519	$71.72	11/21/2016

	11/20/2007	9,078	9,079	$84.33	11/20/2017

	11/25/2008	5,980	17,942	$62.50	11/25/2018

	11/24/2009	0	40,235	$75.63	11/24/2019

	Various					38,022	2,817,430	18,369	1,361,143

Gary M. Cohen	11/24/2003	30,000	0	$38.78	11/24/2013

	11/23/2004	23,177	0	$54.41	11/23/2014

	11/21/2005	21,353	0	$59.16	11/21/2015

	11/21/2006	13,554	4,519	$71.72	11/21/2016

	11/20/2007	9,078	9,079	$84.33	11/20/2017

	11/25/2008	5,980	17,942	$62.50	11/25/2018

	11/24/2009	0	40,235	$75.63	11/24/2019

	Various					29,617	2,194,620	18,369	1,361,143

(1)	Stock options and SARs are included in these columns. Stock options and SARs become exercisable in four equal annual installments, beginning one year following the date of grant.

Set forth below is the value of the exercisable options and SARs held by named executive officers at the end of fiscal year 2010. The value represents the difference between $74.10, the closing price of BD common stock on September 30, 2010, and the exercise price of each exercisable option or SAR held by the named executive officer. These values may not reflect the value actually realized by the named executive officers.

Name	Value of Vested Options and SARs

Edward J. Ludwig	$16,430,271
Vincent A. Forlenza	3,831,593
William A. Kozy	1,787,039
Gary M. Cohen	1,936,852

(2)	The amounts shown in this column include grants of time-vested restricted stock units (“TVUs”) and other restricted stock unit awards that are not performance-based. The TVUs vest three years after grant. The other awards vest at, or one year following, the retirement of the named executive officer. Also includes shares under Performance Units that covered the fiscal year 2008-2010 performance period and vested in November 2010.

(3)	Market value has been calculated by multiplying the number of unvested units by $74.10, the closing price of BD common stock on September 30, 2010. These values may not reflect the value actually realized by the named executive officers.

(4)	The amounts in this column represent the Performance Unit awards shown below. The amounts shown reflect the target shares issuable under the awards plus accrued dividend shares. The actual number of shares issued will be based on BD’s performance over the applicable performance period.

For Mr. Ludwig:

Grant Date	Number of Shares Issuable	Performance Period	Vesting Date

11/25/2008	32,469	Fiscal years 2009-2011	11/25/2011
11/24/2009	39,464	Fiscal years 2010-2012	11/24/2012

For Mr. Elkins:

Grant Date	Number of Shares Issuable	Performance Period	Vesting Date

11/24/2009	8,610	Fiscal years 2010-2012	11/24/2012

For Mr. Forlenza:

Grant Date	Number of Shares Issuable	Performance Period	Vesting Date

11/25/2008	11,294	Fiscal years 2009-2011	11/25/2011
11/24/2009	14,351	Fiscal years 2010-2012	11/24/2012

For Messrs. Kozy and Cohen:

Grant Date	Number of Shares Issuable	Performance Period	Vesting Date

11/25/2008	7,821	Fiscal years 2009-2011	11/25/2011
11/24/2009	10,548	Fiscal years 2010-2012	11/24/2012

STOCK OPTION EXERCISES AND VESTING OF STOCK UNITS

The following table contains information relating to the exercise of stock options and vesting of Performance Units during fiscal year 2010.

Option Exercises and Stock Vested in Fiscal Year 2010

	Option Awards		Stock Awards
	Number of	Value	Number of
	Shares Acquired	Realized on	Shares Acquired	Value Realized
Name	on Exercise	Exercise(1)	on Vesting(2)	on Vesting(3)

Edward J. Ludwig	65,000	$2,889,068	19,645	$1,447,837
Vincent A. Forlenza	57,308	2,572,109	4,519	333,050
William A. Kozy	41,666	1,940,823	4,519	333,050
Gary M. Cohen	—	—	4,519	333,050

(1)	Represents the difference between the exercise price of the stock options and the fair market value of BD common stock at exercise.

(2)	Shows the shares (including shares under dividend equivalent rights) distributed in November 2009 under Performance Units that covered the fiscal year 2007-2009 performance period.

(3)	Based on the closing price of BD stock of $73.70 on the vesting date.

OTHER COMPENSATION

Retirement Plan

General. BD’s Retirement Plan is a non-contributory defined benefit plan that provides for normal retirement at age 65 and permits earlier retirement in certain cases. The Retirement Plan is generally available to all active full-time and part-time BD associates.

The Retirement Plan provides benefits on either a “final average pay” basis or on a “cash balance” basis. Under the final average pay provisions, benefits are based upon an associate’s years of service and compensation for the five consecutive calendar years that produce the highest average annual compensation. The covered compensation includes salary, commissions and PIP awards. Under the cash balance provisions, an associate has an account that is increased by pay credits based on compensation, age and service, and interest credits based on the rate prescribed by the plan. The benefits for all associates joining BD after April 1, 2007 are calculated in accordance with the cash balance provisions of the Retirement Plan. Equity compensation is not included in calculating benefits under the plan. Messrs. Ludwig, Forlenza, Kozy and Cohen participate under the final average pay provisions of the plan, while Mr. Elkins participates under the cash balance provisions.

Under the final average pay provisions, the Retirement Plan is integrated with Social Security, which means that BD provides a higher pension benefit with respect to an associate’s compensation that exceeds the Social Security wage base than on compensation that is subject to the Social Security tax. This feature of the Retirement Plan accounts for the fact that Social Security benefits will not be paid to the associate with respect to compensation that exceeds the Social Security wage base.

Deferred Compensation and Retirement Benefit Restoration Plan. The Internal Revenue Code limits the maximum annual benefit that may be paid to an individual under the Retirement Plan and the amount of compensation that may be recognized in calculating these benefits. BD makes supplemental payments to its Deferred Compensation and Retirement Benefit Restoration Plan to offset any reductions in benefits that result from these limitations. BD’s obligations to pay retirement benefits under the Deferred Compensation and Retirement Benefit Restoration Plan are funded through a trust. The trust is currently secured by a letter of credit. The trustee is required to draw on the letter of credit, up to specified limits, following a change of control of BD (as defined in the trust agreement).

Estimated Benefits. The following table shows the lump sum actuarial present value of accumulated retirement benefits payable under our plans at normal retirement age, assuming benefits payable as a single life annuity. For a description of the other assumptions used in calculating the present value of these benefits, see Note 8 to the consolidated financial statements contained in our Annual Report on Form 10-K for the year ended September 30, 2010.

PENSION BENEFITS AT 2010 FISCAL YEAR-END

		Number of years	Present value of
Name	Plan name	credited service	accumulated benefit

Edward J. Ludwig	Retirement Plan	31	$849,572
	Restoration Plan	31	9,123,407
David V. Elkins	Retirement Plan	2	20,716
	Restoration Plan	2	29,375
Vincent A. Forlenza	Retirement Plan	30	755,404
	Restoration Plan	30	2,929,315
William A. Kozy	Retirement Plan	36	963,914
	Restoration Plan	36	3,238,395
Gary M. Cohen	Retirement Plan	27	495,773
	Restoration Plan	27	1,713,539

Amounts shown are not subject to any further deduction for Social Security benefits or other offsets. Associates may elect to receive a lifetime pension or the actuarial value of their retirement benefits in a lump sum, as described below.

Calculation of Benefits.

Final Average Pay Provisions. The monthly pension benefit payable in cases of retirement at normal retirement age under the final average pay provisions of the Retirement Plan is calculated using the following formula:

(1% of average final covered compensation, plus 1.5% of average final excess compensation)
multiplied by years and months of credited service

For purposes of the formula, “average final covered compensation” is generally the portion of an associate’s covered compensation subject to Social Security tax, and “average final excess compensation” is the portion that is not subject to such tax.

Cash Balance Provisions. Each month, an associate’s cash balance account is credited in an amount equal to a percentage of the associate’s total compensation for the month (generally, salary and other forms of regular compensation, including commissions and PIP awards). Such percentage is calculated as follows:

Age plus years of Credited Service
as of the upcoming December 31	Credit Percentage

Less than 40	3%
40-49	4%
50-59	5%
60-69	6%
70 or more	7%

In addition, each month the associate’s account is credited with interest. The rate used during the year is determined based on the 30-year U.S. Treasury rates in effect during the prior September.

Early Retirement. Early retirement is available for an associate who has reached age 55 and has at least 10 years of vesting service. Messrs. Ludwig, Forlenza and Kozy are currently eligible for early retirement under the plans.

Under the final average pay provisions of the Retirement Plan, an associate’s pension benefit is reduced by 4/10 of 1% (0.004) for each month that the associate receives benefits before the earlier of (i) age 65 or (ii) the date the associate’s age plus years of credited service would have equaled 85 had his or her employment continued. For example, if an associate were to retire at age 63 with 22 years of service, the associate’s benefit would not be reduced, because the sum of the associate’s age and service equals 85.

Under the cash balance provisions, the amount of the associate’s benefit will be the associate’s account balance on the early retirement date. The associate may elect to begin payment of the account balance on the early retirement date or delay payment until the normal retirement date.

Form of Benefit. Participants may elect to receive their benefits in various forms. Participants may select a single life annuity, in which pension payments will be payable only during the associate’s lifetime. Associates may also elect to receive their benefits in a single lump sum payment. Under the final average pay provisions, this lump sum is actuarially equivalent to the benefit payable under the single life annuity option. Under the cash balance provisions, the lump sum is equal to the associate’s account balance.

Married participants may select a joint and survivor annuity option. Under this option, the associate receives a reduced benefit during his or her lifetime, and, upon death, the associate’s spouse will receive monthly payments for the remainder of the spouse’s lifetime. The associate can choose a continuation benefit of 50%, 75% or 100% of the amount that was paid to the associate. The degree to which the pension benefit is reduced depends upon the age difference of the associate and the spouse, and on the percentage of the continuation benefit that is selected.

Associates may also select a guaranteed payment option. The associate chooses a designated number of guaranteed monthly payments (either a 60-month minimum guarantee or a 120-month minimum guarantee). If the associate dies before receiving all of the minimum payments, the associate’s beneficiary will receive the balance of the payments. If this option is selected, the single life annuity otherwise payable is reduced to cover the cost of the guarantee. The amount of the reduction is 3% if the 60-month option is chosen, and 7% if the 120-month option is chosen.

Deferred Compensation

Cash Deferrals. The BD Deferred Compensation and Retirement Benefit Restoration Plan is a nonqualified plan that allows an eligible BD associate to defer receipt of up to 75% of salary and/or up to 100% of a PIP award until the date or dates elected by the associate. The amounts deferred are invested in shares of BD common stock or in cash accounts that mirror the gains and/or losses of several different publicly-available investment funds, based on the investment selections of the participants. The investment risk is borne solely by the participant. Participants are entitled to change their investment elections at any time with respect to prior deferrals, future deferrals or both. The plan does not offer any above-market or preferential rates of return to the named executive officers. The investment options available to participants may be changed by BD at any time.

Deferral of Equity Awards. The plan also allows associates to defer receipt of up to 100% of the shares issuable under their restricted stock unit awards. These deferred shares are allocated to the participant’s BD stock account and must stay in such account until they are distributed.

Withdrawals and Distributions. A participant may elect to receive deferred amounts either while they are still employed at BD or following termination of employment. A participant may elect to receive distributions in installments or in a lump sum. Except in the case of an unforeseen emergency, a participant may not withdraw deferred funds prior to their scheduled distribution date.

Matching Contributions. BD provides matching contributions on cash amounts deferred under the plan. These contributions are made in the first calendar quarter following the calendar year in which the compensation was deferred. BD matches 75% of the first 6% of salary and PIP award deferred by a participant under the plan and our 401(k) plan combined. Matching contributions are made to the extent the total cash compensation from which a participant makes contributions to both plans does not exceed three times the limit for qualified plans ($735,000 in calendar year 2010).

Unfunded Liability. The plan is not funded by BD, and BD is not required to make any contributions to the plan. BD has unrestricted use of any amounts deferred by participants. Participants have an unsecured contractual commitment from BD to pay the amounts due under the plan. When such payments are due, the cash and/or stock will be distributed from BD’s general assets. BD has purchased corporate-owned life insurance that mirrors the returns on funds contributed to the plan to substantially offset this liability.

Account Information. The following table sets forth information regarding activity during fiscal year 2010 in the plan accounts maintained by the named executive officers.

NONQUALIFIED DEFERRED COMPENSATION IN FISCAL YEAR 2010

	Executive	Registrant		Aggregate	Aggregate balance
	contributions	contributions	Aggregate earnings	withdrawals/	at last
Name	in last fiscal year(1)	in last fiscal year	in last fiscal year	distributions	fiscal year-end

Edward J. Ludwig	$64,200	$22,050	$834,205	$6,732	$10,801,945
David V. Elkins	21,923	0	936	0	22,859
Vincent A. Forlenza	83,000	22,050	47,365	0	659,252
William A. Kozy	85,700	22,050	49,209	0	725,274
Gary M. Cohen	61,199	22,395	257,459	0	3,169,920

(1)	The following amounts are reported as compensation in the fiscal year 2010 “Salary” column of the Summary Compensation Table appearing on page 37: Mr. Ludwig—$64,200; Mr. Elkins—$21,923; Mr. Forlenza—$45,500; Mr. Kozy—$57,499; and Mr. Cohen—$34,200. The remaining executive contributions relate to the deferral of fiscal year 2009 PIP awards.

Additional Arrangements

All BD associates, including the named executive officers, are eligible to participate in BD’s Matching Gift Program, pursuant to which BD matches contributions that are made by a participant to qualifying nonprofit organizations up to certain limits in a calendar year.

PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE OF CONTROL

Payments Upon Termination of Employment

The table below shows the estimated payments and benefits that would be paid by BD to each named executive officer as a result of his termination of employment under various scenarios. The amounts shown assume termination of employment on September 30, 2010. However, the actual amounts that would be paid to the named executive officers under each scenario can only be determined at the actual time of termination.

	Termination	Termination		Termination
	following a	due to	Termination	due to	Termination
Name	change of control(1)	retirement(2)	without cause(3)	disability(4)	due to death(5)

Edward J. Ludwig	$26,887,427	$28,461,199	$29,851,276	$29,416,867	$30,179,167
David V. Elkins	2,242,000	—	841,890	584,352	1,084,352
Vincent A. Forlenza	12,122,536	10,656,407	11,520,253	10,887,747	10,766,461
William A. Kozy	11,401,032	10,745,009	11,657,778	10,976,350	10,486,775
Gary M. Cohen	3,805,897	—	3,463,869	3,205,557	4,345,557

(1)	Includes amounts under change of control employment agreements (which are described below). Does not include the accelerated vesting of equity compensation awards that occurs solely upon a change of control (see table below). Because Messrs. Ludwig, Forlenza and Kozy were retirement-eligible on September 30, 2010, also included for them are early retirement benefits, assuming payout as a lump sum, in the following amounts: Mr. Ludwig—$16,172,215; Mr. Forlenza—$6,933,036; and Mr. Kozy—$7,147,982.

(2)	Includes early retirement benefits, assuming payout as a lump sum. Also includes the accelerated vesting of equity compensation awards upon retirement, including time-vested restricted stock units that settle some period after retirement. The amounts shown reflect the pro rata amount of Performance Units earned as of September 30, 2010, with awards that vested in November 2010 included at their actual payout and all other Performance Units at their target payout. Messrs. Elkins and Cohen are not currently eligible for retirement.

(3)	Includes the accelerated vesting of equity compensation awards. Also includes outplacement services (with an assumed maximum cost of $100,000), health and welfare benefits and severance benefits. U.S. associates are entitled to severance equal to two weeks’ salary for each year of service (assuming the associate grants a general release to BD). Also includes early retirement benefits for Messrs. Ludwig, Forlenza and Kozy, assuming payout as a lump sum.

(4)	Includes the accelerated vesting of equity compensation awards. Also includes early retirement benefits for Messrs. Ludwig, Forlenza and Kozy, assuming payout as a lump sum.

(5)	Includes the accelerated vesting of equity compensation awards, life insurance benefits, and, for Messrs. Ludwig, Forlenza and Kozy, the lump sum payment of retirement benefits under the Deferred Compensation and Retirement Benefit Restoration Plan. Benefits for these persons under our Retirement Plan would be paid out as a joint and survivor annuity and are not included in the amounts shown.

The amounts shown in the above table do not include deferred compensation to which the named executive officers would be entitled upon termination, which is shown on page 46. The amounts shown also do not include the value of vested stock options and SARs held by the named executive officers as of September 30, 2010. The value of these vested options and SARs appears on page 42.

Payments Upon Termination Following a Change of Control

BD has an agreement with each of the named executive officers that provides for the continued employment of the executive for a period of two years following a change of control of BD. These agreements are designed to retain key executives and provide continuity of management in the event of an actual or threatened change of control of BD. The following is a summary of the key terms of the agreements.

The agreement provides that BD will continue to employ the executive for two years following a change of control, and that, during this period, the executive’s position and responsibilities at BD will be materially the same as those prior to the change of control. The agreement also provides for minimum salary, PIP award and other benefits during this two-year period. “Change of control” is defined under the agreement generally as:

•	the acquisition by any person or group of 25% or more of the outstanding BD common stock;

•	the incumbent members of the Board ceasing to constitute at least a majority of the Board;

•	certain business combinations; and

•	shareholder approval of the liquidation or dissolution of BD.

The agreement also provides that, in the event the executive is terminated without “cause,” or the executive terminates his employment for “good reason,” during the two years following a change of control, the executive would receive:

•	a pro rata PIP award for the year of termination based on the higher of (i) the executive’s average PIP award for the last three fiscal years prior to termination, and (ii) his target PIP award for the year in which the termination occurs (the greater of the two being referred to herein as the “Highest Incentive Payment”);

•	a lump sum severance payment equal to three times (two times in the case of Mr. Elkins) the sum of the executive’s annual salary and his Highest Incentive Payment;

•	a lump sum payment equal to the present value of the increased pension benefits the executive would have received had he remained employed for an additional three years (two years in the case of Mr. Elkins) following termination;

•	continuation of the executive’s health and welfare benefits (reduced to the extent provided by any subsequent employer) for a period of three years (two years in the case of Mr. Elkins); and

•	outplacement services, subject to a limit on the cost to BD of $100,000.

“Cause” is generally defined as the willful and continued failure of the executive to substantially perform his duties, or illegal conduct or gross misconduct that is materially injurious to BD. “Good reason” is generally defined to include (i) any significant adverse change in the executive’s position or responsibilities, (ii) the failure of BD to pay any compensation called for by the agreement, or (iii) certain relocations of the executive.

Under the agreement, if any payments or distributions made by BD to the executive as a result of a change of control would be subject to the excise tax imposed by the Internal Revenue Code, BD will make an additional “gross-up” payment to the executive. As a result of this “gross-up,” the executive would retain the same amount, net of all taxes, that he would have retained had the excise tax not been triggered. This gross-up provision applies to any payments or distributions resulting from the change of control, including the accelerated vesting of equity awards discussed below. However, if such payments and distributions do not exceed 110% of the level that triggers the excise tax, the payments will be reduced to the extent necessary to avoid the excise tax.

The following table sets forth the estimated benefits each named executive officer would receive under his agreement in the event he was terminated without “cause” or terminated his employment for “good reason” following a change of control. The table assumes a termination date of September 30, 2010. These estimates are based on salary rates in effect as of September 30, 2010, and use the average PIP award of the named executive officers for the last three fiscal years as the Highest Incentive Payment. No gross-up payments would have been required under the agreements.

	Highest		Additional	Health and
	Incentive	Severance	Retirement	Welfare	Outplacement
Name	Payment	Payment	Benefits	Benefits	Services	Total

Edward J. Ludwig	$1,475,393	$7,636,179	$1,467,640	$36,000	$100,000	$10,715,212
David V. Elkins	350,000	1,700,000	68,000	24,000	100,000	2,242,000
Vincent A. Forlenza	611,667	3,785,001	656,832	36,000	100,000	5,189,500
William A. Kozy	455,000	3,090,000	572,050	36,000	100,000	4,253,050
Gary M. Cohen	438,333	3,024,999	206,565	36,000	100,000	3,805,897

Accelerated Vesting of Equity Compensation Awards Upon a Change of Control

Upon a change of control, as defined in our equity compensation plans, all unvested options and SARs become fully vested and exercisable, and all time-vested and performance-based restricted stock units become fully vested and payable (with Performance Units being payable at their target amount). This accelerated vesting occurs with respect to all equity compensation awards granted by BD, not just those granted to executive officers. No termination of employment is required to trigger this acceleration.

The following table sets forth the value to the named executive officers of the accelerated vesting of the unvested equity compensation awards they held at the end of fiscal year 2010, assuming a change of control of BD occurred on September 30, 2010. The BD common stock closing price of $74.10 on September 30, 2010 is used for purposes of these calculations.

	Time-vested
	restricted stock	Performance
Name	units	Units	Options/SARs	Total

Edward J. Ludwig	$8,344,549	$7,137,164	$910,781	$16,392,494
David V. Elkins	407,105	638,001	0	1,045,106
Vincent A. Forlenza	2,423,441	2,337,633	311,288	5,072,362
William A. Kozy	2,624,993	1,798,481	218,882	4,642,356
Gary M. Cohen	2,002,182	1,798,481	218,882	4,019,545

The value of unvested restricted stock units is calculated by multiplying the shares distributable by $74.10. The value of unvested options and SARs equals the difference between the exercise price of each option or SAR and $74.10.

Equity Compensation Upon Termination

Upon a named executive officer’s termination due to retirement:

•	all unvested options and SARs held by the named executive officer become fully exercisable for their remaining term;

•	all TVUs and other time-vested units held by the named executive officer vest at, or on the first anniversary of, retirement; and

•	all Performance Units held by the named executive officer vest pro rata based on the amount of the vesting period that had elapsed. The payments would be made after the end of the applicable performance periods and would be based on BD’s actual performance for those periods, rather than award targets.

Upon a named executive officer’s termination due to involuntary termination without cause:

•	the named executive officer is entitled to exercise his stock options and SARs for three months following termination, but only to the extent they were vested at the time of termination;

•	all TVUs and other time-vested units held by the named executive officer fully vest; and

•	all Performance Units held by the named executive officer vest pro rata based on the amount of the vesting period that had elapsed. The payments would be made after the end of the applicable performance periods and would be based on BD’s actual performance for those periods, rather than award targets.

Upon a named executive officer’s termination due to death or disability:

•	all unvested options and SARs held by the named executive officer become fully exercisable for their remaining term;

•	all TVUs and other time-vested units held by the named executive officer fully vest; and

•	all Performance Units held by the named executive officer vest pro rata based on the amount of the vesting period that had elapsed. The payment would be based on award targets.

Proposal 2.	RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP (“E&Y”) has been selected by the Audit Committee of the Board to audit the accounts of BD and its subsidiaries for the fiscal year ending September 30, 2011. A representative of E&Y will attend the 2011 Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement.

Listed below are the fees billed to BD by E&Y for services rendered during fiscal years 2010 and 2009:

	2010	2009

Audit Fees	$7,680,000	$7,491,000	“Audit Fees” include fees associated with the annual audit of BD’s consolidated financial statements, reviews of BD’s quarterly reports on Form 10-Q, registration statements filed with foreign regulatory bodies, and statutory audits required internationally.
Audit Related Fees	$119,000	$1,039,000	“Audit Related Fees” consist of assurance and related services that are reasonably related to the performance of the audit or interim financial statement review and are not reported under Audit Fees. The services for fees disclosed in this category include benefit plan audits and other audit services requested by management, which are in addition to the scope of the financial statement audit.
Tax Fees	$211,000	$209,000	“Tax Fees” includes tax compliance, assistance with tax audits, tax advice and tax planning.
All Other Fees	$38,000	$15,000	“All Other Fees” includes various miscellaneous services.

Total	$8,048,000	$8,754,000

A substantial portion of the professional services fees for the years ended September 30, 2010 and 2009 are denominated in a currency other than U.S. dollars.

Pre-Approval of Audit and Non-Audit Services

The Audit Committee is responsible for appointing BD’s independent registered public accounting firm (the “independent auditors”) and approving the terms of the independent auditors’ services. The Audit Committee has established a policy for the pre-approval of all audit and permissible non-audit services to be provided by the independent auditors, as described below.

Audit Services. Under the policy, the Audit Committee will appoint BD’s independent auditors each fiscal year and pre-approve the engagement of the independent auditors for the audit services to be provided.

Non-Audit Services. In accordance with the policy, the Audit Committee has established detailed pre-approved categories of non-audit services that may be performed by the independent auditors during the fiscal year, subject to the dollar limitations set by the Audit Committee. The Audit Committee has also delegated to the Chair of the Audit Committee the authority to approve additional non-audit services to be performed by the independent auditors, subject to certain dollar limitations, and provided that the full Audit Committee is informed of each service. All other non-audit services are required to be pre-approved by the entire Audit Committee.

The Audit Committee believes that the provision of the non-audit services described above by E&Y is consistent with maintaining the independence of E&Y.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2. IF RATIFICATION IS WITHHELD, THE AUDIT COMMITTEE WILL RECONSIDER ITS SELECTION.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews BD’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee monitors these processes.

In this context, the Committee met and held discussions with management and the independent auditors. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Committee reviewed and discussed the consolidated financial statements with management and the independent auditors. The Committee also discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU 380), as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the Committee discussed with the independent auditors the auditors’ independence from BD and its management, and the independent auditors provided to the Committee the written disclosures and the letter pursuant to the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Committee concerning independence. The Committee discussed with BD’s internal and independent auditors the overall scope and plans for their respective audits. The Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of BD’s internal controls, and the overall quality of BD’s financial reporting. Management has also reviewed with the Audit Committee its report on the effectiveness of BD’s internal control over financial reporting. The Audit Committee also received the report from the independent auditors on BD’s internal control over financial reporting.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE
Basil L. Anderson, Chair
Christopher Jones
Marshall O. Larsen
Gary A. Mecklenburg
Cathy E. Minehan
James F. Orr
Bertram L. Scott

Proposal 3.	ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Compensation Discussion and Analysis beginning on page 26 of this proxy statement describes BD’s executive compensation program and the compensation decisions made by the Compensation and Benefits Committee and the Board of Directors in 2010 with respect to our Chief Executive Officer and other officers named in the Summary Compensation Table on page 37 (who we refer to as the “named executive officers”). The Board of Directors is asking shareholders to cast a non-binding advisory vote on the following resolution:

“RESOLVED, that the shareholders of Becton, Dickinson and Company (“BD”) approve the compensation of the BD executive officers named in the Summary Compensation Table, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the executive compensation tables and the related footnotes and narrative accompanying the tables).”

As we describe in the Compensation Discussion and Analysis, our executive compensation program embodies a pay-for-performance philosophy that supports BD’s business strategy and aligns the interests of our executives with our shareholders. The Board believes this link between compensation and the achievement of our short- and long-term business goals has helped drive BD’s performance over time, particularly during the recent difficult economic conditions. At the same time, we believe our program does not encourage excessive risk-taking by management. In addition, the compensation actions taken for 2010 reflect BD’s commitment to maintaining profitability and creating shareholder value in the current economic climate, as our named executive officers received no salary increase in 2010 and received substantially lower Performance Incentive Plan awards than in 2009, despite better than target performance for the year.

For these reasons, the Board is asking shareholders to support this proposal. While the advisory vote we are asking you to cast is non-binding, the Compensation and Benefits Committee and the Board value the views of our shareholders and will take into account the outcome of the vote when considering future compensation decisions for our named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3.

Proposal 4.	ADVISORY VOTE ON FREQUENCY OF EXECUTIVE COMPENSATION ADVISORY VOTES

In Proposal 3, shareholders are being asked to cast a non-binding advisory vote with respect to the compensation of the BD executive officers named in the Summary Compensation Table. This advisory vote is typically referred to as a “say-on-pay” vote. In this Proposal 4, the Board of Directors is also asking shareholders to cast a non-binding advisory vote on how frequently say-on-pay votes should be held in the future. Shareholders will be able to cast their votes on whether to hold say-on-pay votes every one, two or three years. Alternatively, you may abstain from casting a vote.

This advisory vote is not binding on the Board. The Board acknowledges that there are a number of points of view regarding the relative benefits of annual and less frequent say-on-pay votes. Accordingly, the Board intends to hold say-on-pay votes in the future in accordance with the alternative that receives the most shareholder support.

Proposal 5.	SHAREHOLDER PROPOSAL ON SPECIAL SHAREHOLDER MEETINGS

Mr. Kenneth Steiner, 14 Stoner Ave., 2M, Great Neck, New York, 11021, owner of 600 shares of BD common stock, has informed BD that he plans to introduce the following proposal at the meeting:

5 – Special Shareowner Meetings

RESOLVED, Shareowners ask our board to take the steps necessary unilaterally (to the fullest extent permitted by law) to amend our bylaws and each appropriate governing document to give holders of 10% of our outstanding common stock (or the lowest percentage permitted by law above 10%) the power to call a special shareowner meeting.

Special meetings allow shareowners to vote on important matters, such as electing new directors, that can arise between annual meetings. If shareowners cannot call special meetings, management may become insulated and investor returns may suffer. Shareowner input on the timing of shareowner meetings is especially important during a major restructuring—when events unfold quickly and issues may become moot by the next annual meeting. This proposal does not impact our board’s current power to call a special meeting.

This proposal topic, to empower holders of 10% of our outstanding common stock, won more than 60% support at our 2009 annual meeting. The Council of Institutional Investors www.cii.org recommends that management adopt shareholder proposals upon receiving their first majority vote. This proposal topic also won more than 60% support at the following companies: CVS Caremark (CVS), Sprint Nextel (S), Safeway (SWY), Motorola (MOT) and R. R. Donnelley (RRD).

Statement of Kenneth Steiner

The merit of this Special Shareowner Meeting proposal should also be considered in the context of the need for improvement in our company’s 2010 reported corporate governance status:

Our CEO Edward Ludwig received $53 million total pay for three years employment. Mr. Ludwig would also gain $39 million in the event of termination following a change of control. Source: The Corporate Library www.thecorporatelibrary.com, an independent investment research firm.

Our company’s annual executive incentive plan, the Performance Incentive Plan, used no specific formula and was not based on “the achievement of any particular performance objective.”

Mr. Ludwig received $2.9 million in 2009 for his retirement. Compare this $2.9 million to our company’s typical individual retirement contributions for 29,000 employees.

Director Cathy Minehan’s husband was a managing director at Goldman, Sachs, which, together with its affiliates provided investment banking and financial services to BDX—conflict of interest concern. Ms. Minehan also served on our Board’s Audit Committee and also received 24% in negative votes. This was compounded by the fact that Ms. Minehan needed only one yes-vote from our 230 million shares to be elected under our obsolete governance. Two directors each owned less than 111 shares: Claire Fraser-Liggett and Adel Mahmoud.

We had an 80% shareowner vote requirement which could prevent us from obtaining a profitable offer for our stock. Our company did not have an Independent Chairman. This was compounded by the 23-years of director tenure for inside-related Henry Becton, our Lead Director and also chairman of our Nomination Committee—independence concerns.

The above concerns show there is need for improvement. Please encourage our board to respond positively to this proposal: Special Shareowner Meetings—Yes on 5.

* * *

BOARD OF DIRECTORS’ RESPONSE

The Board of Directors recommends a vote AGAINST Proposal 5 for the following reasons:

At the 2010 Annual Meeting of Shareholders, the shareholders approved an amendment to BD’s By-Laws that allows shareholders of at least 25% of the voting power of BD’s outstanding capital stock to call a special meeting of shareholders. The Board believes that an ownership threshold of 25% in order to request a special meeting strikes a reasonable balance between enhancing shareholder rights and protecting against the risk of a small minority of shareholders calling an unlimited number of special meetings that would be disruptive to our business and impose unnecessary costs and expense on BD. The 25% threshold is also consistent with thresholds adopted by other large public companies incorporated in New Jersey.

In addition, if the holders of less than 25% of BD’s common stock believe a special meeting should be called, under the New Jersey corporation law, the holders of 10% or more of BD’s common stock have the right to have a court call a special shareholders meeting upon a showing of good cause.

Contrary to the proponent’s assertions, BD has instituted strong governance practices and policies that demonstrate the Board’s commitment to transparency and accountability. These practices and policies cover a wide array of subject areas, including the following:

•	Thirteen of the Board’s fourteen members are independent;

•	Annual election of directors;

•	A resignation process for situations where director nominees fail to receive a majority affirmative vote in an uncontested election;

•	The establishment of a Lead Director position in 2002;

•	Annual evaluation of the Chief Executive Officer by the Board;

•	Annual self-evaluation by the Board;

•	A director retirement policy;

•	Conflicts of interest and ethics compliance requirements;

•	The termination of BD’s shareholder rights plan (“poison pill”);

•	Frequent interaction by management with the investment community; and

•	A multi-channel process for communicating with directors.

The Board therefore believes that these existing provisions enhance our accountability to shareholders and provide ample opportunity for shareholders to call special meetings under appropriate circumstances.

ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 5.

Proposal 6.	SHAREHOLDER PROPOSAL ON CUMULATIVE VOTING

Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue N.W., Suite 215, Washington, DC 20037, owner of 800 shares of BD common stock, has informed BD that she plans to introduce the following proposal at the meeting:

RESOLVED: “That the stockholders of Becton Dickinson, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.”

REASONS: “Many states have mandatory cumulative voting, so do National Banks.”

“In addition, many corporations have adopted cumulative voting.”

“Last year the owners of 57,636,133 shares, representing approximately 33.8% of shares voting voted FOR this proposal.”

“If you AGREE, please mark your proxy FOR this resolution.”

* * *

BOARD OF DIRECTORS’ RESPONSE

The Board of Directors recommends a vote AGAINST Proposal 6 for the following reasons:

This proposal has been submitted at the past 14 annual meetings and has been rejected by our shareholders each time.

The Board, like most S&P 500 companies, continues to believe that directors should be elected through a system that assures that directors will represent the interests of all shareholders, not just those of particular groups. Cumulative voting could enable individual shareholders or groups of shareholders with less than a majority of the shares to pool their votes to elect directors concerned with advancing the positions of the group responsible for their election, rather than the positions that are in the best interests of BD and of all of our shareholders. In addition, the support by directors of the special interests of the constituencies that elected them could create partisanship and divisiveness among Board members and impair the Board’s ability to operate effectively as a governing body, to the detriment of all BD shareholders. For these reasons, cumulative voting also may interfere with the Corporate Governance and Nominating Committee’s ongoing efforts to develop and maintain a Board of Directors possessing the wide range of skills, characteristics and experience, and a team-oriented ethic, necessary to best serve all shareholders’ interests.

The Board believes that BD’s current system of electing directors, with each share entitled to one vote for each nominee, will continue to work successfully in the future, as it has in the past. The Board consists predominantly of independent, non-management directors, and the Board Committee responsible for identifying and recommending qualified individuals for director consists solely of independent, non-management directors. This ensures that the Board will continue to exercise independent judgment and remain accountable to all BD shareholders, rather than to a particular group.

The Board also believes that cumulative voting is unnecessary in light of BD’s strong corporate governance practices that help ensure that the Board will maintain an independent perspective. BD’s Corporate Governance Principles demonstrate the many ways in which the Board and BD are responsive and accountable to all of BD’s shareholders on an ongoing basis. These provisions (more fully discussed in the Corporate Governance section of this proxy statement on pages 17-23) cover a wide array of subject areas, including:

•	The designation of a Lead Director;

•	Evaluations of the Chief Executive Officer and the Board;

•	Procedures to address situations where director nominees fail to receive a majority affirmative vote in an uncontested election;

•	Conflicts of interest and ethics compliance;

•	The expiration without renewal or replacement of BD’s shareholder rights plan (“poison pill”);

•	Annual election of all directors starting in 2011; and

•	Certain disclosure practices regarding many of the subjects discussed in the Corporate Governance section of this proxy statement.

ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 6.

SHAREHOLDER PROPOSALS OR DIRECTOR NOMINATIONS FOR 2012 ANNUAL MEETING

Any proposal that a shareholder wishes to submit for inclusion in BD’s proxy materials for the 2012 Annual Meeting pursuant to SEC Rule 14a-8 must be received by BD not later than August 23, 2011. Notice of any other proposal or director nomination that a shareholder wishes to propose for consideration at the 2012 Annual Meeting pursuant to BD’s By-Laws must be delivered to BD not earlier than October 4, 2011 and not later than November 3, 2011. Such other proposal or director nomination also must satisfy the information and other requirements specified in BD’s By-Laws, which are available on BD’s website at www.bd.com/investors/corporate—governance/. Any shareholder proposal or director nomination submitted to BD in connection with the 2012 Annual Meeting should be addressed to: Corporate Secretary, BD, 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880.

DIRECTIONS TO
THE HILTON SHORT HILLS

FROM MANHATTAN
Lincoln or Holland Tunnel to NJ Tpk to Exit 14. Continue on Rte. 78 West approx. 5 miles to Exit 48, Rte. 24 West. Take Exit 7C...* *

FROM BROOKLYN
Take Rte. 278/Belt Pkwy West to Verrazano Narrows Bridge. Continue to the Goethals Bridge to the NJ Tpk. North. Take Exit 14. Continue on Rte. 78 West approx. 5 miles to Exit 48, Rte. 24 West. Take Exit 7C...* *

FROM NEWARK AIRPORT
Take Rte. 78 West approx. 5 miles to Exit 48, Rte. 24 West. Take Exit 7C...* *

FROM THE NJ TURNPIKE
Take to Exit 14. Continue on Rte. 78 West approx. 5 miles to Exit 48, Rte. 24 West. Take Exit 7C...* *

FROM NORTH EASTERN
LONG ISLAND
Take Throgs Neck or Whitestone Bridge off the Cross Island Pkwy. After toll, take GW Bridge to Rte. 80 West to the Garden State Pkwy South, to Exit 142 to Rte. 78 West. OR Take GW Bridge to the NJ Tpk South to Exit 14. Continue on Rte. 78 West approx. 5 miles to Exit 48, Rte. 24 West. Take Exit 7C...* *

FROM TAPPAN ZEE BRIDGE
Follow signs to NY Thruway; continue to Garden State Pkwy South. Take Exit 142 to Rte. 78 West. Continue to Exit 48, Rte. 24 West. Take Exit 7C...* *

FROM THE GARDEN STATE PARKWAY SOUTHBOUND
Take Exit 142 to Rte. 78 West, Continue to Exit 48, Rte. 24 West. Take Exit 7C...* *

FROM THE GARDEN STATE PARKWAY NORTHBOUND
Take Exit 142 to Rte. 78 West. Take first Exit, marked “Hillside/Rte. 78 West”. Take Rte. 78 West and continue to Exit 48, Rte. 24 West. Take Exit 7C...* *

* * FROM EXIT 7C, JFK PARKWAY, LIVINGSTON/CALDWELL -
THE MALL AT SHORT HILLS WILL BE ON YOUR RIGHT. MAKE A LEFT AT THE SECOND
TRAFFIC LIGHT THEN MAKE AN IMMEDIATE LEFT INTO HOTEL DRIVEWAY.

FROM ROUTE 287 SOUTHBOUND
Take Exit 37, Rte. 24 East; continue to Exit 7, “Summit/Livingston” and follow signs for JFK Parkway and Mall at Short Hills; make a left at second traffic light, then make an immediate left into the Hotel driveway.

FROM ROUTE 280 WESTBOUND
Take Exit 5A, “Livingston Avenue/Roseland”. Continue on Livingston Avenue approx. 4 miles through Livingston; cross South Orange Avenue, name will change to JFK Parkway. Continue on JFK Parkway; Hotel is approx. 1.5 miles down on right, opposite Mall at Short Hills.

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Voting instructions submitted by GSIP participants must be received by 12:00 p.m., EST, on January 26, 2011. Voting Instructions submitted by all other BO plan participants must be received by 12:00 p.m., EST, on January 28, 2011. All proxies submitted by record holders through the Internet or telephone must be received by 11:00 a.m., EST, on February 1, 2011.

Vote by Internet · Log on to the Internet and go to www.investorvote.com/BDX · Follow the steps outlined on the secured website.

Vote by telephone
  · Within the USA, US territories & Canada, call toll free
     1-800-652-VOTE (8683)  on a touch tone telephone.
     There is NO CHARGE to you for the call.

  · Outside the USA, US territories & Canada, call
     1-701-575-2300 on a touch tone telephone.
Standard rates will apply.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	· Follow the instructions provided by the recorded message.

Annual Meeting Proxy/Voting Instruction Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed; FOR Proposals 2 and 3; and AGAINST Proposals 5 and 6. No recommendation is being made by the Board on Proposal 4.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+

	01 - Basil L. Anderson	☐	☐	02 - Henry P. Bocton, Jr.	☐	☐	03 - Edward F. DeGraan	☐	☐
	04 - Claire M. Fraser-Liggett	☐	☐	05 - Christopher Jones	☐	☐	06 - Marshall O. Larsen	☐	☐
	07 - Edward J. Ludwig	☐	☐	08 - Adel A.F. Mahmoud	☐	☐	09 - Gary A. Mecklenburg	☐	☐
	10 - Cathy E. Minehan	☐	☐	11 - James F. Orr	☐	☐	12 - Willard J. Overlock, Jr.	☐	☐
	13 - Bertram L. Scott	☐	☐	14 - Alfred Sommer	☐	☐

			For	Against	Abstain		For	Against	Abstain

2.	Ratification of selection of Independent registered public accounting firm.		☐	☐	☐	3. Advisory vote on executive compensation.	☐	☐	☐

		1 Yr	2 Yrs	3 Yrs	Abstain		For	Against	Abstain

4.	Advisory vote on the frequency of executive compensation advisory votes.	☐	☐	☐	☐	5. Special shareholder meetings.	☐	☐	☐

			For	Against	Abstain

6.	Cumulative Voting.		☐	☐	☐

IF VOTING BY MAIL, COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

Dear Shareholder:
Becton, Dickinson and Company (BD) encourages you to take advantage of convenient ways by which you can vote your shares. You can vote your shares 24 hours a day, 7 days a week, using either a touch-tone telephone or through the Internet. Your telephone or Internet vote authorizes the proxies named on the below proxy/voting instruction card in the same manner as if you marked, signed, dated and returned the proxy/voting instruction card. If you choose to vote your shares by telephone or through the Internet, there is no need to mail back your proxy/voting instruction card. To vote your shares electronically, please have this voting form in hand and follow the instructions outlined on the reverse side.
Your vote is Important. Thank you for voting.
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy / Voting Instruction Card — BECTON, DICKINSON AND COMPANY	+

Proxy Solicited on Behalf of the Board of Directors for the Annual Meeting on February 1, 2011
The undersigned hereby appoints Edward J. Ludwig, David V. Elkins, Jeffrey S. Sherman and Dean J. Paranicas, and any of them, with full power of substitution, proxies to attend the Annual Meeting of Shareholders of the Company to be held at 1:00 p.m. EST on Tuesday, February 1, 2011 at the Hilton Short Hills, 41 John F. Kennedy Parkway, Short Hills, New Jersey, and any adjournment thereof, and to vote all shares of the common stock of the Company which the undersigned is untitled to vote upon each of the matters referred to in this proxy and, in their discretion, upon such other matters as may properly come before the meeting.
For plan participants. This card constitutes voting instructions to the respective trustees for any shares of common stock allocated to the undersigned under the Company’s 1996 Directors’ Deferral Plan (“DDP”), the Company’s Deferred Compensation and Retirement Benefit Restoration Plan (“DCP”). The Med-Safe Systems, Inc. Savings Incentive Plan (the “Med-Safe Plan”) and, when so provided, the Global Share Investment Program (“GSIP”), and also constitutes voting instructions to the trustees for a proportionate number of shares of common stock in the DDP, DCP, the Med-Safe Plan and GSIP for which voting instructions have not been received. This card also constitutes voting instructions to the trustee for any shares of common stock allocated to the undersigned under the Company’s Savings Incentive Plan (“SIP”). Shares for which no voting instructions have been received by the SIP trustee will be voted in the same proportion as those for which timely instructions have been received.
You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark a box for any particular Proposal if you wish to vote in accordance with the Board of Directors’ recommendation for that Proposal. If you do not vote by telephone or over the Internet, please sign and return this card using the enclosed envelope.
(Items to be voted appear on reverse side.)

B	Non-Voting Items

Change of Address — Please print your new address below.		Comments — Please print your comments below.	Meeting Attendance
			Mark the box to the right if you plan to attend the Annual Meeting (for record holders only).	☐
C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, custodian, or other representative capacity, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▪	IF VOTING BY MAIL, COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+